Exhibit 10.1

EXECUTION VERSION

___________________________________________________________________

SECURITIES PURCHASE AGREEMENT

by and between

TEL-INSTRUMENT ELECTRONICS CORP.

as the Issuer

and

[   ]

as the Purchaser

Dated as of July __, 2012

___________________________________________________________________

NOTICE:  REVIEW THE NOTICE REQUIREMENTS AND SECTION 12.05(C) PRIOR TO DELIVERING ANY INFORMATION OR OTHER MATERIALS TO THE PURCHASER HEREUNDER

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.01.	Definitions	1
1.02.	Accounting Terms; Financial Statements	21
1.03.	Knowledge of the Credit Parties	21
1.04.	Uniform Commercial Code Terms	21
1.05.	Certain Matters of Construction	22

ARTICLE 2 PURCHASE AND SALE OF THE SECURITIES		22
2.01.	Purchase and Sale of the Note	22
2.02.	Purchase and Sale of the Warrant	23
2.03.	Expenses	23
2.04.	Closing	23
2.05.	Financial Accounting Positions; Tax Reporting	23
2.06.	Interest	24

ARTICLE 3 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE SECURITIES		25
3.01.	Representations and Warranties	25
3.02.	Compliance with this Agreement	25
3.03.	Secretary’s Certificates	25
3.04.	Transaction Documents	25
3.05.	Purchase of Securities Permitted by Applicable Laws	26
3.06.	[ ] Loan Documents	26
3.07.	Approval of Counsel to the Purchaser	26
3.08.	Consents and Approvals	26
3.09.	Security Documents	26
3.10.	No Material Judgment or Order	26
3.11.	[Reserved]	27
3.12.	[Reserved]	27
3.13.	No Litigation	27
3.14.	[Reserved]	27
3.15.	[Reserved]	27
3.16.	Adverse Change	27
3.17.	[Reserved]	27
3.18.	Fees and Expenses	27
3.19.	Conduct of Business	27
3.20.	Transfer Taxes	27
3.21.	Landlord Waivers and Agreements	28

ARTICLE 4 CONDITIONS TO THE OBLIGATIONS OF THE ISSUER TO ISSUE AND SELL THE SECURITIES		28
4.01.	Representations and Warranties	28
4.02.	Compliance with this Agreement	28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES		28
5.01.	Corporate Existence and Power	28

5.02.	Authorization; No Contravention	29
5.03.	Governmental Authorization; Third Party Consents	29
5.04.	Binding Effect	29
5.05.	Litigation	29
5.06.	Compliance with Laws	30
5.07.	No Default or Breach	30
5.08.	Title to Properties	30
5.09.	Use of Real Property	31
5.10.	Taxes	31
5.11.	SEC Reports; Financial Statements and Projections	32
5.12.	Operating Company	33
5.13.	Disclosure	33
5.14.	Absence of Certain Changes or Events	34
5.15.	O.S.H.A. and Environmental Compliance	34
5.16.	Investment Company	35
5.17.	Subsidiaries	35
5.18.	Capitalization	36
5.19.	Private Offering	36
5.20.	Broker’s, Finder’s or Similar Fees	37
5.21.	Labor Relations	37
5.22.	Employee Benefit Plans	37
5.23.	Intellectual Property.	38
5.24.	Potential Conflicts of Interest	39
5.25.	Government Contracts.	40
5.26.	Indebtedness	40
5.27.	Material Contracts	41
5.28.	Insurance	41
5.29.	Assignment of Payments.	41
5.30.	Compliance with the FCPA.	41
5.31.	Products Liability	42
5.32.	Solvency	42
5.33.	[Reserved]	42
5.34.	Location of Assets	42
5.35.	Certain Payments	42
5.36.	Margin Requirements	42
5.37.	Anti-Terrorism Laws	43
5.38.	Trading with the Enemy	43
5.39.	Interest Rate Hedges and Other Hedging Agreements	43
5.40.	[ ] Agreements	43

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		43
6.01.	Authorization; No Contravention	43
6.02.	Binding Effect	44
6.03.	No Legal Bar	44
6.04.	Purchase for Own Account	44
6.05.	Broker’s, Finder’s or Similar Fees	44
6.06.	Governmental Authorization; Third Party Consent	44

ARTICLE 7 INDEMNIFICATION		45
7.01.	Indemnification	45
7.02.	Procedure; Notification	46
7.03.	Survival	46

ARTICLE 8 AFFIRMATIVE COVENANTS		47
8.01.	Information	47
8.02.	Preservation of Existence	48
8.03.	Payment of Obligations	49
8.04.	Compliance with Laws	49
8.05.	[Reserved]	49
8.06.	[Reserved]	49
8.07.	Inspection	49
8.08.	Payment of the Note	50
8.09.	Insurance	50
8.10.	Books and Records	50
8.11.	Use of Proceeds	50
8.12.	Standards of Financial Statements	51
8.13.	Reservation of Equity Interests	51
8.14.	Additional Real Property	51
8.15.	Cash Management Systems.	52
8.16.	Landlord Waivers	52

ARTICLE 9 NEGATIVE COVENANTS		52
9.01.	Fundamental Changes; Consolidations, Mergers and Acquisitions	52
9.02.	Creation of Liens	53
9.03.	Guarantees	53
9.04.	Investments	53
9.05.	Loans	53
9.06.	Restricted Payments	54
9.07.	Indebtedness	54
9.08.	Nature of Business	55
9.09.	Transactions with Affiliates; ITI and Tel Holdings	55
9.10.	Leases	56
9.11.	Subsidiaries; Partnerships; Joint Ventures	56
9.12.	Fiscal Year and Accounting Changes	56
9.13.	Amendment of Organizational Documents	56
9.14.	Limitation on Modifications of Indebtedness; Modifications of Certain Other Agreements; Etc.	56
9.15.	Financial Covenants	57
9.16.	Compliance with ERISA	57
9.17.	Prepayment of Indebtedness	58
9.18.	Anti-Terrorism Laws	58
9.19.	Trading with the Enemy Act	58
9.20.	Additional Negative Pledges	58

ARTICLE 10 PREPAYMENT		59
10.01.	Optional Prepayment	59

10.02.	Scheduled Payments; Mandatory Prepayments	59

ARTICLE 11 EVENTS OF DEFAULT; REMEDIES		60
11.01.	Events of Default	60
11.02.	Acceleration and Remedies	63
11.03.	Application of Proceeds	64

ARTICLE 12 MISCELLANEOUS		64
12.01.	Survival of Representations and Warranties	64
12.02.	Notices	64
12.03.	Successors and Assigns.	65
12.04.	Amendment and Waiver.	66
12.05.	Confidentiality.	66
12.06.	Signatures; Counterparts	67
12.07.	Headings	68
12.08.	GOVERNING LAW	68
12.09.	JURISDICTION; JURY TRIAL WAIVER.	68
12.10.	Severability	69
12.11.	Entire Agreement	69
12.12.	Certain Expenses	69
12.13.	Publicity	70
12.14.	Further Assurances	70
12.15.	No Strict Construction	70
12.16.	Joint and Several Liability	71
12.17.	Transfer of the Note.	71

ARTICLE 13 TAXES, YIELD PROTECTION AND ILLEGALITY		72
13.01.	Taxes.	72
13.02.	Certificates of Purchaser	73

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Promissory Note
Exhibit B	Form of Warrant
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Security Agreement
Exhibit E	Form of Investor Rights Agreement
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Intercreditor Agreement
Exhibit I	Form of Subordination Agreement

Schedules
Schedule 5.01 – Jurisdiction of Organization and Qualifications
Schedule 5.08(a) – Owned Real Property
Schedule 5.08(b) – Leased Real Property
Schedule 5.11 – Financial Statements
Schedule 5.17 – Subsidiaries
Schedule 5.18 – Capitalization
Schedule 5.20 – Brokers’ or Finders’ Fees
Schedule 5.22(a) – Employee Benefit Plans
Schedule 5.23 – Intellectual Property
Schedule 5.24 – Conflicts of Interest
Schedule 5.26 – Indebtedness
Schedule 5.34 – Location of Assets
Schedule 5.35 – Certain Payments
Schedule 9.02 – Permitted Liens
Schedule 9.04 – Investments
Schedule 9.06 – Restricted Payments
Schedule 9.07 – Indebtedness
Schedule 9.09 – Transactions with Affiliates

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of July __, 2012, by and between TEL-INSTRUMENT ELECTRONICS CORP., a New Jersey corporation (“Issuer”), and [   ], an Illinois limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Issuer wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Issuer, a promissory note (the “Note”), due on March 31, 2013, in the aggregate principal amount of $600,000; and

WHEREAS, the Issuer wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Issuer, a Warrant (the “Warrant”) to purchase 50,000 shares of common stock of the Issuer;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.01. Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, such Person, (b) directly or indirectly owning or holding twelve and one-half percent (12.5%) or more of any Equity Interests in such Person, or (c) twelve and one-half percent (12.5%) or more of whose voting stock or other Equity Interests is directly or indirectly owned or held by such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Securities Purchase Agreement, including the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or modified in accordance with the terms hereof.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all international, foreign, Federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Assignment of Claims Act” means Title 31, United States Code § 3727 and Title 41, United States Code § 15, as revised or amended, and any rules or regulations issued pursuant thereto, and also shall be deemed to include any other laws, rules or regulations governing the assignment of government contracts or claims against a Governmental Authority.

“Authorized Officer” shall mean any of the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Controller of a Credit Party (or any other officer authorized by a Credit Party to perform all or any portion of the same or similar functions of any of such enumerated officers, as applicable).

“Bank Secrecy Act” shall mean 31 U.S.C. Sections 5311-5330, as the same has been, or shall hereafter be, extended, amended or replaced.

“[   ]” shall mean [   ].

“[   ] Debt” shall mean the Indebtedness outstanding under the [   ] Loan Documents.

“[    ] Loan Documents” shall mean the Securities Purchase Agreement dated as of September 10, 2010 between the Issuer and [   ], as the same has been amended to the date hereof and as the same may be further amended, restated, supplemented or otherwise modified from time to time, and the Transaction Documents (as defined therein).

“[   ] Warrants” shall have the meaning assigned to that term in Section 5.18(a) hereof.

“Blocked Person” shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with which Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person who is affiliated or associated with a Person listed above.

“Board of Directors” shall mean the board of directors of any corporation, board of managers of any limited liability company or similar governing body of any other Person.

“Business” shall mean the business of design and manufacture of avionics test and measurement solutions for the commercial air transport, general aviation, government/military aerospace, and defense markets.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capital Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” shall mean any Indebtedness of the Credit Parties represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” shall mean: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof; (ii) commercial paper maturing no more than one (1) year from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000; (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Credit Parties’ and their respective Subsidiaries’ deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the Credit Parties’ and their respective Subsidiaries’ deposits at such institution.  Notwithstanding the foregoing, Cash Equivalents does not include and each Credit Party is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including any corporate or municipal bond with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Cash on Hand” shall mean cash balances in the bank accounts of the Credit Parties, less checks drawn and not as yet presented and provided that all of the Credit Parties’ debts, obligations and payables are current in accordance with the Credit Parties’ usual business practices.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” shall mean (a) the occurrence of any of the following (i) any event or condition as a result of which the power, direct or indirect (A) to vote 100% of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Subsidiary of Issuer (other than ITI and Tel Holdings) or (B) to direct or cause the direction of the management and policies (by contract or otherwise) of any Subsidiary of Issuer (other than ITI and Tel Holdings) is not held legally and beneficially by Issuer, (ii) (A) the Specified Holders, collectively, shall cease to own and control, directly or indirectly, at least forty percent (40%) of the outstanding voting Equity Interests of Issuer, (B) any Person or group of Persons (within the meaning of Section 13(d) or Section 14(a) of the Exchange Act), other than the Specified Holders, shall, following the Closing Date, have acquired legal or beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Commission under the Exchange Act) of 50% or more of the voting Equity Interests of Issuer, or (C) within a period of twelve (12) consecutive months, individuals who were directors of Issuer on the first day of such period, together with directors who were approved in the ordinary course of business by the directors then in office during such period, shall cease to constitute a majority of the board of directors of Issuer, (iii) the combination of Issuer, with another Person, as a result of which (A) any Person or group of  Persons (as defined above) other than the Specified Holders, become the legal or beneficial ownership (as defined above) of 50% or more of the voting Equity Interests of the combined entity or (B) the directors of Issuer constitute less than a majority of the Board of Directors of the combined entity, (iv) the sale or other disposition of all or substantially all of the assets of any of the Issuer or of one or more of their respective Subsidiaries that, individually or in the aggregate, constitute 50% or more of the business, operations or assets of the Credit Parties and their Subsidiaries, taken as a whole, and (v) the liquidation, dissolution or winding up of any of the Credit Parties and their Subsidiaries that, individually or in the aggregate, constitute 50% or more of the business, operations or assets of the Credit Parties and their Subsidiaries, taken as a whole or (b) the occurrence of any “Change of Control” (or similar term) under (and as defined in) the [   ] Loan Documents or any documents evidencing Indebtedness subordinated to the Indebtedness existing pursuant to the Note and this Agreement.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Closing” shall have the meaning assigned to that term in Section 2.04.

“Closing Date” shall have the meaning assigned to that term in Section 2.04.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean all property and other assets (whether real, personal or mixed, and whether tangible or intangible) and interests therein and proceeds thereof now owned or hereafter acquired by any Credit Party and any other Person who has granted a Lien to Purchaser, in or upon which a Lien now or hereafter exists in favor of Purchaser, whether under this Agreement or under any Security Documents executed by any such Persons and delivered to Purchaser.

“Commission” shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” shall mean the common stock, par value $.10 per share, of the Issuer.

“Compliance Certificate” shall have the meaning assigned to that term in Section 8.01(d).

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on each Credit Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or any of the Transaction Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated Basis” shall mean, with respect to the financial statements or other financial information of the Credit Parties, the accounts and other items of the Credit Parties on a consolidated basis in accordance with GAAP applied on a basis consistent with prior practices.

“Consolidating Basis” shall mean, with respect to the financial statements or other financial information of the Credit Parties, the accounts and other items of each of the Credit Parties on a consolidating basis in accordance with GAAP applied on a basis consistent with prior practices.

“Contingent Obligation” shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Control Agreement” shall mean a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, the Purchaser and the depository, securities intermediary or commodities intermediary, each in form and substance reasonably satisfactory in all respects to the Purchaser and in any event providing to the Purchaser “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Uniform Commercial Code, as applicable, on a “springing” dominion basis upon the occurrence and during the continuance of an Event of Default.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which are, together with any Credit Party, treated as a single employer under Section 414 of the Code.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 5.23(c).

“Copyrights” shall mean all copyrights (other than copyrights of de minimis value) of the Credit Parties and their Subsidiaries in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 5.23(b) and all renewals thereof.

“Credit Parties” shall mean the Issuer and each Guarantor.

“Current Market Price” shall mean, with respect to each share of Common Stock for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which the Common Stock is listed or admitted for trading or (b) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Common Stock, in either case as reported by the National Quotation Bureau or similar institution compiling and reporting such information.

“Default” shall mean a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Debt Service Coverage Ratio” shall mean, with respect to any period of the Credit Parties, the ratio of (a) EBITDA less amounts paid for Permitted Payments made during such period to (b) the sum for such period of (i) Interest Expense, plus (ii) Required Principal Amortization.

“Earnings Before Interest and Taxes” shall mean for any period the sum of (i) net income (or loss) of the Credit Parties on a Consolidated Basis for such period (excluding extraordinary gains and extraordinary losses, so long as any such exclusion from the calculation of Earnings Before Interest and Taxes is made in accordance with GAAP), plus (ii) to the extent deducted in the determination of net income (or loss) for such period, (A) all interest expense of the Credit Parties on a Consolidated Basis for such period, including interest expense resulting from original issue discount, plus (B) all charges against income of the Credit Parties on a Consolidated Basis for such period for federal, state and local income taxes, plus (C) any non-cash expense associated with FASB No. 142 or FASB No. 144, plus (D) any non-cash expenses associated with stock options and stock grants, plus (vi) any non-cash expenses incurred in connection with the early extinguishment of Indebtedness.  In addition, the calculation of Earnings Before Interest and Taxes for any period shall be adjusted to exclude (w) any aggregate net gain or loss arising from any permitted sale, conversion, exchange or other disposition of capital assets made during such period, including (1) all non-current assets, and (2) without duplication, the following assets, whether or not current: fixed assets, whether tangible or intangible, inventory sold in connection with the disposition of fixed assets and all Equity Interests and other securities, (x) any net gain from the collection during such period of any proceeds of life insurance policies, (y) any gain or loss (or other impact to the financial statements) arising from the repurchase during such period of Equity Interests permitted pursuant to Section 9.06 and (z) any non-cash income or expense realized during such period relating to an Interest Rate Hedge or any Other Hedging Agreement.

“EBITDA” shall mean for any period, the sum of (i) Earnings Before Interest and Taxes for such period, plus to the extent deducted in the determination of net income (or loss) for such period (ii) depreciation expenses of the Credit Parties on a Consolidated Basis for such period plus (iii) amortization expenses of the Credit Parties on a Consolidated Basis for such period.

“Employee Options” shall have the meaning assigned to that term in Section 5.18(a) hereof.

“Environmental Laws” shall mean all present and future Applicable Laws, Requirements of Law, or Consents, relating to the protection of human health and safety or the environment, including (a) all Applicable Laws, Requirements of Law, or Consents, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the presence, generation, discharge, release, removal, manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, emissions, contaminants, or hazardous, radioactive or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (b) all Applicable Laws, Requirements of Law or Consents, pertaining to the protection of the health and safety of employees or the public.

“Equity Documents” shall mean the Warrant, the Investor Rights Agreement, and all documents, instruments and agreements executed or delivered pursuant thereto, as each may be amended, modified, supplemented or restated from time to time.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” shall have the meaning assigned to such term in Section 11.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Excluded Taxes” shall mean, with respect to Purchaser or any other recipient of any payment to be made by or on account of any obligation of Issuer hereunder, (i) Taxes imposed on net income imposed by the jurisdiction in which the Purchaser is organized or doing business by virtue of the Purchaser being organized or doing business in such jurisdiction and (ii) U.S. withholding taxes unless such U.S. withholding taxes are imposed as a result of a Change in Law (including a change in interpretation of existing law by a court or administrative agency) after the date of this Agreement.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be renewed, extended, amended or replaced.

“Exercisable Interests” shall have the meaning assigned to such term in Section 8.13.

“Financial Statements” shall have the meaning assigned to that term in Section 5.11(e) hereof.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period of the Credit Parties, the ratio of (a) EBITDA less amounts paid for Permitted Payments made during such period to (b) the sum for such period of (i) Interest Expense paid in cash, plus (ii) Required Principal Amortization, plus (iii) all income Taxes paid in cash by the Issuer or any of its Subsidiaries, plus (iii) Capital Expenditures of the Credit Parties on a Consolidated Basis during such period which are not funded by borrowed money.

“Foreign Purchaser” shall mean a Purchaser that is not a United States Person as defined in Section 7701(a)(30) of the Code.

“Funded Debt” shall mean, with respect to the Credit Parties and their respective Subsidiaries, all Indebtedness for borrowed money for which such Credit Party or such Subsidiary is obligated including all Capital Lease Obligations and the Notes.

“GAAP” shall mean generally accepted accounting principles in effect within the United States, consistently applied.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Contract” shall mean any contract entered into between a Credit Party or any of its Subsidiaries and the government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof.

“Guarantor” shall mean any Subsidiary of the Issuer and any other Person who may hereafter guarantee payment or performance of the whole or any part of the obligations of the Issuer under the Note and this Agreement, and “Guarantors” shall mean collectively all such Persons.

“Guaranty” shall mean any guaranty of the obligations of the Issuer executed by a Guarantor in favor of Purchaser.

“Hazardous Materials” shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including:  (i) friable or damaged asbestos, asbestos containing material, polychlorinated biphenyls (PCBs), solvents and waste oil; (ii) any “hazardous substance” as defined under CERCLA or any Environmental Law; (iii) any hazardous waste defined under RCRA or any Environmental Law; and (iv) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical, materials, wastes or any other substances, including any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment, or the health or safety of any Person or impair the use or value of any portion of the Real Property of the Credit Parties or their respective Subsidiaries.

“Hazardous Substance” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money (including any progress payments or other advances made to such Person pursuant to any Government Contract or otherwise) or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capital Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Hedges, Other Hedging Agreements or under any similar type of agreement and (viii) all Off-Balance Sheet Liabilities of such Person.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred Tax and other credits incurred by any Person in the Ordinary Course of Business.

“Indemnified Party” shall have the meaning assigned to that term in Section 7.01.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes or Other Taxes.

“Information” shall have the meaning assigned to that term in Section 12.05(b).

“Intellectual Property” means all (a) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including, but not limited to, all extensions, modifications and renewals of same; (b) foreign and domestic inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including, but not limited to, divisions, continuations and continuations-in-part and including, but not limited to, extensions and reissues; (c) Trade Secrets; (d) foreign and domestic published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including computer software and data; and (e) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, but not limited to, rights to recover for past, present and future violations thereof.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, by and among [   ], Issuer and Purchaser, substantially in the form of Exhibit H hereto, as amended, supplemented or otherwise modified from time to time.

“Interest” shall have the meaning assigned to that term in Section 2.06.

“Interest Expense” shall mean for any period the interest expense of the Credit Parties on a Consolidated Basis for such period (including all imputed interest on Capital Lease Obligations).

“Interest Payment Date” shall have the meaning assigned to that term in Section 2.06(a).

“Interest Rate” shall have the meaning assigned to that term in Section 2.06.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap or similar agreements entered into by any Credit Party solely to provide protection to, or minimize the impact upon, the Credit Parties of increasing floating rates of interest applicable to Indebtedness.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of the Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of the Closing Date, among the Issuer, the Purchaser and certain Specified Holders substantially in the form of Exhibit E, as amended, supplemented or otherwise modified from time to time.

“Issuer” shall have the meaning set forth in the first paragraph of this Agreement, and shall include each Person which becomes a successor or permitted assign of Issuer.

“ITATS Contract” shall mean Contract No. N68335-06-D-0020 awarded July 19, 2006 by the United States Navy to Issuer.

“ITI” shall mean Innerspace Technology, Inc., a New Jersey corporation.

“Judgment” shall mean any order, decision, decree, award or injunction of any Governmental Authority.

“Lending Office” shall mean, with respect to the Purchaser, the office or offices of the Purchaser specified in Section 12.02, or such other office or offices of the Purchaser as it may notify the Issuer pursuant to Section 12.02 from time to time.

“Liabilities” shall have the meaning assigned to that term in Section 7.01.

“License” or “Licenses” shall mean any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Life Insurance Policy” shall mean the [   ] Life Insurance Policy.

“Litigation” shall mean any action, proceeding, litigation, investigation, arbitration, mediation or claim.

“Mandatory Redemption Payment” shall have the meaning assigned to that term in Section 10.02(b) hereof.

“Margin Stock” shall have the meaning assigned to that term in Regulation U of the Federal Reserve Board.

“Marketable Securities” shall means shares of Common Stock which (i) are listed or quoted on a United States national securities exchange or quoted on any United States national automated inter dealer quotation system and (ii) are eligible for sale by the Purchaser pursuant to a registration statement effective under the Securities Act, or pursuant to Rule 144(b)(1) of the Securities Act or any similar provision then in force and (iii) are not, at such time, subject to (x) any lock-up or similar restrictions on transfer or (y) any volume restrictions on trading by the Purchaser pursuant to Rule 144(e).

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, properties, operations, business, condition (financial or otherwise), or prospects of the Business, any Credit Party or any of its Subsidiaries, or, (b) a material impairment of the ability of any Credit Party or any Affiliate of any Credit Party to perform under any Transaction Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against each Credit Party of any Transaction Document to which it is a party.

“Material Contracts” shall have the meaning assigned to that term in the [   ] Loan Documents (as in effect on the Closing Date).

“Maturity Date” shall mean March 31, 2013.

“Modification” shall mean, with respect to any agreement, instrument or other document, any amendment, supplement or modification of or to any provision of such document, any waiver of any provision of such document, and any consent to any departure by any party from the terms of any provision of such document.

“Most Recent Balance Sheet” shall have the meaning assigned to that term in Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Net Operating Cash Flow” shall mean with respect to any fiscal period of the Credit Parties, EBITDA less (i) Capital Expenditures of the Credit Parties determined on a Consolidated Basis during such period, less (ii) all other cash expenditures of the Credit Parties that are not included in net income of the Credit Parties determined on a Consolidated Basis during such period.

“Net Proceeds” with respect to any sale of assets shall mean cash proceeds received by any of the Credit Parties from such sale, net of (x) the costs of such sale (including Taxes attributable to such sale), and (y) amounts applied to repayment of Indebtedness secured by a Lien on the assets sold.

“Net Progress Payments” shall mean, with respect to each Government Contract pursuant to which Progress Payments have been made, the aggregate amount of such Progress Payments less the aggregate price of the goods relating to such Progress Payments delivered by any Credit Party or any of its Subsidiaries in accordance with the terms of such Government Contract.

“New Mortgages” shall have the meaning assigned to that term in Section 8.14.

“Note Register” shall have the meaning assigned to that term in Section 12.17(b).

“Note” shall have the meaning assigned to that term in the recitals to this Agreement.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a synthetic lease) or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“[   ] Life Insurance Policy” shall mean key-man life insurance on the life of [   ] in the amount of $2,500,000.

“[   ] Life Insurance Realization Event” shall mean the death of [   ] and the receipt by any Credit Party of any proceeds from the [   ] Life Insurance Policy.

“Ordinary Course of Business” shall mean the ordinary course of the Credit Parties’ business as conducted on the Closing Date.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against fluctuations in currency or commodity values.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Transaction Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Patent Licenses” shall mean all agreements, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 5.23(c).

“Patents” shall mean (a) all letters patent (other than letters patent of de minimis value) of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof, including, without limitation, any thereof referred to in Schedule 5.23 (b), and (b) all applications for letters patent of the United States or any other country, now existing or hereafter arising, and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof, including, without limitation, any thereof referred to in Schedule 5.23(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA, or any successor agency or other Governmental Authority succeeding to the functions thereof.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition, whether by merger or otherwise, of all or a substantial portion of the assets or Equity Interests of any Person (the “Target”) by a Credit Party, in each case to the extent that: (a) such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target; (b) the aggregate consideration paid in respect of all such acquisitions shall not exceed $500,000, and (c) no Default or Event of Default is in existence or would occur after giving effect to such acquisition.

“Permitted Liens” shall mean (a) Liens in favor of the Purchaser, for its benefit, (b) Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Credit Party or any of its Subsidiaries, or any property of any such Person, of any judgment, writ, order or decree, provided that such Liens are in existence for less than twenty (20) consecutive days after it first arises or are being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Credit Parties and their Subsidiaries; (f) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Credit Parties and their Subsidiaries; (g) Liens placed upon equipment or Real Estate hereafter acquired or leased to secure a portion of the purchase price or lease thereof, provided that (A) any such lien shall not encumber any other property of the Credit Parties and (B) the aggregate amount of Indebtedness incurred as a result of such purchases, during any fiscal year, shall not exceed the amount provided for in Section 9.15(d); (h) Liens disclosed on Schedule 9.02; (i) non-exclusive licenses of Intellectual Property, and leases or subleases of equipment or Real Property, in each case granted to third Persons in the Ordinary Course of Business and which do not interfere in any material respect with the operations of the business of the Credit Parties; and (j) so long as the Intercreditor Agreement is in effect, Liens securing the [   ] Debt.

“Permitted Payment” shall mean any Permitted Share Repurchase and any Permitted Debt Prepayment.

“Permitted Share Repurchase” shall have the meaning assigned to that term in Section 9.06.

“Permitted Debt Prepayment” shall have the meaning assigned to that term in Section 9.06.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained for employees of the Credit Parties prior to the Closing Date, or any member of the Controlled Group or any such Plan to which any Credit Party or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Progress Payment Liquidation” shall mean, with respect to any Progress Payment, the delivery by any Credit Party or any of its Subsidiaries of any goods relating to such Progress Payment.

“Progress Payments” shall mean progress payments or other advances made by the applicable Governmental Authority to any Credit Party pursuant to the Government Contracts set forth on Schedule 8.01(p) attached hereto.

“Properly Contested” shall mean contested in good faith by appropriate proceedings diligently conducted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by the Credit Parties and their Subsidiaries; provided, that no such Lien shall have any effect on the priority of the Liens in favor of Purchaser or the value of the assets on which Purchaser has such a Lien and a stay of enforcement of any such Lien shall be in effect.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Indebtedness under the Note) of any Credit Party for the payment of all or any part of the purchase price of any equipment, (ii) any Indebtedness (other than the Indebtedness under the Note) of any Credit Party incurred at the time of or within thirty (30) days prior to or one hundred twenty (120) days after the acquisition of any equipment for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, Capital Lease or otherwise), and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement, and shall include each Person which becomes a transferee, successor or assign of the Purchaser.

“Questionnaire” shall mean the perfection questionnaire and the responses thereto provided by the Credit Parties and delivered to Purchaser.

“Ratable Portion” shall mean an amount equal to the product of (a) the net proceeds from a Recovery Event multiplied by (b) a fraction, the numerator of which is the aggregate outstanding principal amount of the Note and the denominator of which is the sum of (x) the aggregate outstanding principal amount of the Note and (y) the aggregate outstanding principal amount of the [   ] Debt.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean, with respect to each Credit Party, all of such Credit Party’s right, title and interest in and to (x) the leased premises identified on Schedules 5.08(a) and 5.08(b) hereto, and (y) any owned or leased premises acquired by such Credit Party after the Closing Date.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Credit Party.

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate proceeds received by any Credit Party in connection therewith that are not applied to prepay the Note pursuant to Section 10.02(d) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Recovery Event in respect of which the Issuer has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice delivered within five (5) Business Days after a Recovery Event, executed by an Authorized Officer stating that no Event of Default has occurred and is continuing and that the Issuer intends and expects to use all or a specified portion of the proceeds in respect of a Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Issuer’s business.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring 120 days after such Reinvestment Event and (b) the date on which the Issuer shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Issuer’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Releases” shall have the meaning assigned to that term in Section 5.15(c) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Required Principal Amortization” shall mean for any period the payments of principal of Indebtedness of the Credit Parties on a Consolidated Basis required to be made during such period (including with respect to Capital Lease Obligations).

“Requirement of Law” or “Requirements of Law” shall mean any requirement, direction, policy or procedure of any Applicable Law or License, Judgment, or Consent.

“Restricted Payment” shall mean: (a) any dividend or other distribution, direct or indirect (whether in cash or property), on account of any Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing (or setting aside any funds for any of the foregoing purposes); (c) any payment or prepayment of interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Indebtedness existing pursuant to the Note and this Agreement; (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any Equity Interests of any Credit Party or any of its Subsidiaries now or hereafter outstanding; (e) any director fee paid to any member of the Board of Directors of any Credit Party who is also an employee of any Credit Party; (f) any payment by any Credit Party of any management, consulting or similar fees to any Affiliate of any Credit Party, whether pursuant to a management agreement or otherwise; or (g) any payment under any non-compete agreement.

“SEC Reports” with respect to any Person shall mean all forms, reports, statements and other documents (including, without limitation, exhibits, annexes, supplements and amendments to such documents) filed or required to be filed by it, or sent or made available by it to its security holders, under the Exchange Act, the Securities Act, any national securities exchange or quotation system or comparable Governmental Authority since the date of such Person’s initial public offering.

“Securities” shall mean the Note and the Warrant.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, by and among each Credit Party and the Purchaser, substantially in the form of Exhibit D hereto, as amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean the Security Agreement, any Control Agreement, any New Mortgage and any other agreement delivered in connection herewith or therewith which purports to grant a Lien in the Purchaser, to secure all or any of the Indebtedness under this Agreement and the Note (or any Guaranty thereof).

“Semaphore Warrants” shall have the meaning assigned to that term in Section 5.18(a) hereof.

“Solvent” shall mean, with respect to the Credit Parties and their Subsidiaries considered as a whole, based on the Most Recent Balance Sheet, that (i) the assets and the property of the Credit Parties and their Subsidiaries, considered as a whole, exceed the aggregate liabilities (including contingent and unliquidated liabilities) of the Credit Parties and their Subsidiaries, considered as a whole, (ii) after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Credit Parties and their Subsidiaries, considered as a whole, will not be left with unreasonably small capital, and (iii) after giving effect to the transactions contemplated by this Agreement, the Credit Parties and their Subsidiaries, considered as a whole, are able to both service and pay their liabilities as they mature.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Specified Holders” shall mean Harold K. Fletcher, his estate or surviving spouse, George J. Leon, George J. Leon Family Trust and Jeffrey C. [   ].

“Subordinated Debt” shall mean the unpaid principal of and interest due and owing by the Issuer under the Subordinated Notes (as defined in the Subordination Agreement).

“Subordination Agreement” shall mean the Intercreditor and Subordination Agreement, dated as of the Closing Date, by and among [   ] (or his estate or surviving spouse), [   ]. [   ], Issuer and Purchaser, substantially in the form of Exhibit I hereto, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person (the “parent”), shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, by such parent.  For purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Credit Party.

“Tax” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“[   ]” shall mean [   ]., a New Jersey corporation.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Credit Party or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan.

“Total Leverage Ratio” shall mean, with respect to each measuring period, the ratio of (a) the aggregate principal balance of all Funded Debt outstanding on the last day of such measuring period to (b) EBITDA for such measuring period.

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 5.23(c).

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers (other than such items that are of de minimis value), together with the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including, without limitation, any thereof referred to in Schedule 5.23(b), and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 5.23(b).

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including, but not limited to, processes, schematics, databases, formulae, drawings, prototypes, models, designs, price lists, cost data, financial data, and customer lists.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31CFR, Subtitle B, Chapter V, as amended) and any enabling legislation, regulations or executive order relating thereto.

“Transaction Documents” shall mean collectively, this Agreement, the Note, any Guaranty, the Intercreditor Agreement, the Security Documents, the Equity Documents and the Subordination Agreement, as each may be amended, modified, supplemented or restated from time to time.

“Transactions” shall mean the consummation of the transactions contemplated under this Agreement and under the Transaction Documents.

“Uniform Commercial Code” shall have assigned to that term in Section 1.04 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warrant” shall have the meaning assigned to that term in the recitals to this Agreement.

1.02. Accounting Terms; Financial Statements.  All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP, as consistently applied to the applicable Person.  Financial statements and other information furnished after the date hereof pursuant to the Agreement or the other Transaction Documents shall be prepared in accordance with GAAP as in effect at the time of such preparation, provided, however, that if at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Transaction Document, and either the Issuer or the Purchaser shall so request, the Purchaser and the Issuer shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Credit Parties shall provide to the Purchaser financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.03. Knowledge of the Credit Parties.  All references to the knowledge of any Credit Party or to facts known by any Credit Party shall mean actual knowledge or notice of a senior officer of such Credit Party or of any of such Credit Party’s Subsidiaries or any division of such Credit Party, as the case may be, or knowledge which such Person could reasonably have acquired through the exercise of reasonable inquiry regarding the accuracy of any representation, warranty, covenant or agreement contained in this Agreement.

1.04. Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “instruments”, “general intangibles”, “payment intangibles”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.05. Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Purchaser is a party, including references to any of the Transaction Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  Unless the context otherwise requires, “or” is not exclusive.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Purchaser.  Any Lien referred to in this Agreement or any of the Security Documents as having been created in favor of Purchaser, any agreement entered into by Purchaser pursuant to this Agreement or any of the Transactions Documents, any payment made by or to or funds received by Purchaser pursuant to or as contemplated by this Agreement or any of the Transaction Documents, or any act taken or omitted to be taken by Purchaser, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Purchaser.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

ARTICLE 2

PURCHASE AND SALE OF THE SECURITIES

2.01. Purchase and Sale of the Note.  Subject to the terms and conditions herein set forth, Issuer agrees that it will issue and sell to Purchaser, and Purchaser agrees that it will acquire from the Issuer, on the Closing Date, the Note substantially in the form attached hereto as Exhibit A, appropriately completed in conformity herewith, in the principal amount of $600,000, at the purchase price of $573,481.

2.02. Purchase and Sale of the Warrant.  Subject to the terms and conditions herein set forth, Issuer agrees that it will issue and sell to Purchaser, and Purchaser agrees that it will acquire from Issuer, on the Closing Date, the Warrant in substantially the form attached hereto as Exhibit B, appropriately completed in conformity herewith initially exercisable for 50,000 shares of Common Stock at the purchase price of $26,519.

2.03. Expenses.  At the Closing, the Issuer shall reimburse all of the Purchaser’s reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel and consultants) incurred in connection with (i) the negotiation and execution and delivery of this Agreement and the other Transaction Documents and the Purchaser’s due diligence investigation and (ii) the transactions contemplated by this Agreement and the other Transaction Documents against receipt of reasonably detailed invoices therefor, which payments shall be made by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

2.04. Closing.  The purchase and issuance of the Securities shall take place at the closing (the “Closing”) to be held at the offices of Schiff Hardin LLP, 666 Fifth Avenue, 17th Floor, New York, New York 10103 at 10:00 a.m., New York time, on _______ __, 2012 (the “Closing Date”).  At the Closing, the Issuer shall deliver the Note and the Warrant to the Purchaser against delivery by the Purchaser to the Issuer of the respective purchase prices therefor.  Payment of the purchase price for the Note and the purchase price for the Warrant shall be by wire transfer of immediately available funds to an account designated by the Issuer prior to the Closing.

2.05. Financial Accounting Positions; Tax Reporting.  Each of the parties hereto agrees to take reporting and other positions with respect to the Securities which are consistent with the purchase price of the Securities set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or Commission rules (in which case the parties agree only to take positions inconsistent with the purchase price of the Securities set forth herein provided that the Purchaser has consented thereto, which consent shall not be unreasonably withheld).  If any position inconsistent with the purchase price of the Securities set forth herein is taken, the covenants shall be adjusted to the extent necessary to eliminate any impact caused by such inconsistent position.  Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Securities which are consistent with the purchase price of the Securities set forth herein for all other purposes, including for all federal, state and local tax purposes, except as otherwise required by Applicable Law.

2.06. Interest.  The Issuer shall pay interest (“Interest”) on the outstanding principal amount of the Note at the rate of fourteen percent (14%) per annum (the “Interest Rate”).  Interest on the Note shall accrue from and including the date of issuance through and until repayment of the principal amount of the Note and payment of all Interest in full, and all computations of Interest hereunder shall be made based on the actual number of days elapsed over a year of 360 days.  Interest shall be paid as provided in this Section 2.06 and Section 10.02 and all Interest accrued and unpaid through the Maturity Date shall be paid in full on the Maturity Date:

(a) Basic Interest.  Interest shall be paid monthly in arrears on the last day of each calendar month of each year or, if any such date shall not be a Business Day, on the immediately preceding Business Day to occur prior to such date (each date upon which interest shall be so payable, an “Interest Payment Date”), beginning on July 31, 2012, by wire transfer of immediately available funds to an account at a bank designated in writing by the Purchaser.  In the absence of any such written designation, any such Interest payment shall be deemed made on the date a check in the applicable amount payable to the order of the Purchaser is delivered to the Purchaser at its last address as reflected in the Note Register of the Issuer; if no such address appears, then to the Purchaser in care of the last address in such Note Register of any predecessor holder of the Note (or its predecessor).

(b) Default Interest.  Notwithstanding any provision of this Agreement to the contrary, but subject to Section 2.06(d), any overdue principal of and overdue Interest on the Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional ten percent (10%) per annum.  Additionally, upon and during the occurrence of an Event of Default, the Note shall bear interest in addition to (and not in substitution of) the Interest Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to ten percent (10%) per annum.  Subject to Applicable Law, any interest that shall accrue on overdue interest on the Note (as provided in this Section 2.06(b)) and shall not have been paid in full on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest to which this Section 2.06(b) shall apply.

(c) Late Fee.  Notwithstanding the foregoing, if the Issuer fails to pay the Obligations in full on or prior to the Maturity Date, then the Credit Parties shall pay the Purchaser a late fee in the amount of $25,000.

(d) No Usurious Interest. In the event that any interest rate(s) or premiums provided for in this Section 2.06 or otherwise in this Agreement, shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by Applicable Law.  Any payment by the Credit Parties of any interest amount in excess of that permitted by Applicable Law shall be considered a mistake, with the excess being applied to the principal amount of the Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Credit Parties.

ARTICLE 3
CONDITIONS TO THE OBLIGATIONS OF THE
PURCHASERS TO PURCHASE THE SECURITIES

The obligation of the Purchaser to purchase the Securities and to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date; provided, however, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Credit Parties.

3.01. Representations and Warranties.  The representations and warranties of the Credit Parties contained in Article 5 hereof shall be true and correct at and as of the Closing Date as if made at and as of such date, and, by its execution hereof, the Issuer certifies to the foregoing.

3.02. Compliance with this Agreement.  The Credit Parties shall have performed and complied with all of their agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Credit Parties on or before the Closing Date, and, by its execution hereof, the Issuer certifies to the foregoing.

3.03. Secretary’s Certificates.  The Purchaser shall have received a certificate from each Credit Party, dated the Closing Date and signed by the Secretary or an Assistant Secretary of such Credit Party, certifying (a) that the attached copies of the Organization Documents of such Credit Party, as the case may be, (or other applicable organizational or constituent documents), and resolutions of the Board of Directors (or other applicable authority) of such Credit Party approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby are all true, complete and correct and remain unamended and in full force and effect, and (b) the incumbency and specimen signature of each officer of such Credit Party executing any Transaction Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Credit Party.

3.04. Transaction Documents.  The Purchaser shall have received duly executed Transaction Documents and true, complete and correct copies of such agreements, schedules, exhibits, certificates, documents, financial information and filings as it may reasonably request in connection with or relating to the transactions contemplated hereby, all in form and substance satisfactory to the Purchaser.

3.05. Purchase of Securities Permitted by Applicable Laws.  The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Transaction Documents (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchaser or the transactions contemplated by or referred to herein or in the Transaction Documents are subject; and the Purchaser shall have received such certificates or other evidence as the Purchaser may reasonably request to establish compliance with this condition.

3.06. [   ] Loan Documents.  The Purchaser shall have received a true, correct and complete copy of the [   ] Loan Documents as in effect on the Closing Date.1

3.07. Approval of Counsel to the Purchaser.  All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Credit Parties and each of their respective Subsidiaries hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to Schiff Hardin LLP, counsel to the Purchaser, in its reasonable judgment.

3.08. Consents and Approvals.  All Consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of each Credit Party and each of its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance (including the payment of interest on the Note and the issuance of Common Stock upon the exercise of the Warrant) by such Credit Party, or enforcement against such Credit Party of the Transaction Documents to which it is a party, shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.09. Security Documents.  The Collateral shall be subject to no Liens in favor of any Persons (other than Permitted Liens, and Liens to be terminated on the Closing Date).

3.10. No Material Judgment or Order.  There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the judgment of the Purchaser, would prohibit the purchase of the Securities hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Securities were to be purchased hereunder.

1           Note:  The [   ] will need to be amended to permit this transaction.

3.11. [Reserved].

3.12. [Reserved].

3.13. No Litigation.  No Litigation shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced or threatened:  (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which, if resolved adversely to any such Person, could reasonably be expected to have a Material Adverse Effect.

3.14. [Reserved].

3.15. [Reserved].

3.16. Adverse Change.  Nothing shall have occurred since March 31, 2012, which the Purchaser shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

3.17. [Reserved].

3.18. Fees and Expenses.  On the Closing Date, the Purchaser shall have received all costs, fees and expenses contemplated by Section 2.03.

3.19. Conduct of Business.  Since March 31, 2012, the Credit Parties shall have conducted their business in the Ordinary Course of Business.

3.20. Transfer Taxes.  The Credit Parties shall pay all (i) sales, use, transfer, real property transfer and other similar Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement and (ii) costs relating to the preparation and filing of any Tax Returns relating thereto.

3.21. Landlord Waivers and Agreements. The Purchaser shall have received the waivers and agreements in accordance with Section 8.16.

ARTICLE 4
CONDITIONS TO THE OBLIGATIONS OF
THE ISSUER TO ISSUE AND SELL THE SECURITIES

The obligations of the Issuer to issue and sell the Securities and to perform their other obligations hereunder relating thereto shall be subject to the satisfaction as determined by, or waiver by, the Issuer of the following conditions on or before the Closing Date:

4.01. Representations and Warranties.  The representations and warranties of the Purchaser contained in Article 6 hereof shall be true and correct at and as of the date hereof and the Closing Date as if made at and as of such date.

4.02. Compliance with this Agreement.  The Purchaser shall have performed and complied with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

The Credit Parties, jointly and severally, represent and warrant to the Purchaser that the following are, and after giving effect to the transactions contemplated by the Transaction Documents will be, true, correct and complete:

5.01. Corporate Existence and Power.  Each Credit Party and each of its Subsidiaries:  (a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of its state of organization and of each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect; and (d) has the power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party and to borrow hereunder.  Schedule 5.01 contains a true, complete and correct list of each Credit Party’s and each of its Subsidiaries’ jurisdiction of organization and each jurisdiction where it is qualified to do business as a foreign entity.  Neither ITI nor Tel Holdings engages in any business or otherwise conducts any activities.

5.02. Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of this Agreement and each other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, including the issuance of, or performance of the terms of, the Securities:  (a) has been duly authorized by all necessary action (including, obtaining approval of its stockholders, partners, general partners, members or other applicable equity owners, if necessary); (b) do not and will not contravene the terms of the Organization Documents of such Credit Party or any of its Subsidiaries (or any other applicable organizational or constituent documents), or any amendment thereof or any Requirement of Law applicable to such Person or such Person’s assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (ii) create in any other Person a right or claim of termination or amendment of, or (iii) require modification, acceleration or cancellation of, any Contractual Obligation of any Credit Party or any of its Subsidiaries; and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of any Credit Party or any of its Subsidiaries (other than Permitted Liens).

5.03. Governmental Authorization; Third Party Consents.  No approval, consent, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by (including the payment of interest on the Note), or enforcement against, any Credit Party of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

5.04. Binding Effect.  This Agreement has been, and each of the Transaction Documents to which any Credit Party will be a party will be, duly executed and delivered by such Credit Party and this Agreement constitutes, and such Transaction Documents will constitute, the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

5.05. Litigation.  Except as set forth in the SEC Reports, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Credit Party, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting such Credit Party or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement, any other Transaction Document, or any of the transactions contemplated hereby or thereby, or (b) could reasonably be expected to result in equitable relief or in monetary judgments, individually or in the aggregate, in excess of $100,000.  No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

5.06. Compliance with Laws.  Each Credit Party and each of its Subsidiaries is in compliance with all Requirements of Law.

5.07. No Default or Breach.  No event has occurred and is continuing or would result from the incurring of obligations by the Credit Parties under the Transaction Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default.  Neither any Credit Party nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any material respect.

5.08. Title to Properties.

(a) Schedule 5.08(a) contains a true, complete and correct list of all owned real property reflected on the Most Recent Balance Sheet or used in connection with the respective businesses of the Credit Parties and each of their respective Subsidiaries.  Each Credit Party and/or each of its Subsidiaries has good indefeasible and marketable title in and to all real property and good title to all other properties reflected on the Most Recent Balance Sheet or used in connection with their respective businesses, in each case, free and clear of all Liens, liabilities and rights except as provided on Schedule 5.08(a).

(b) Schedule 5.08(b) contains a list of all real property leases reflected on the Most Recent Balance Sheet or used in connection with the respective businesses of the Credit Parties and each of their respective Subsidiaries.  Each Credit Party and/or each of its Subsidiaries holds all of the right, title and interest of the tenant under the leases reflected on the Most Recent Balance Sheet or used in connection with their respective businesses free and clear of all Liens, liabilities and rights except as provided on Schedule 5.08(b).

5.09. Use of Real Property.  None of the Credit Parties nor any of their Subsidiaries owns any Real Property.  Except as set forth in the SEC Reports, (x) the leased real properties reflected on the Most Recent Balance Sheet or used in connection with the respective businesses of the Credit Parties and their respective Subsidiaries are used and operated in compliance and conformity with all Contractual Obligations and Requirements of Law, except to the extent that the failure so to comply would not have a Material Adverse Effect, and (y) neither any Credit Party nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of any Credit Party or any of its Subsidiaries and there is no such violation.  Each lease relating to leased real property reflected on the Most Recent Balance Sheet or used in connection with the business of the Credit Parties or any of their respective Subsidiaries, is in full force and effect, and the applicable Credit Party and/or Subsidiary enjoys peaceful and undisturbed possession thereunder.  There is no default on the part of any Credit Party or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a default on the part of any Credit Party or any of its Subsidiaries, under any such lease.  There are no pending or, to the knowledge of any Credit Party, threatened condemnation or eminent domain proceedings that would affect any part of the leased property reflected on the Most Recent Balance Sheet or used in connection with the business of the Credit Parties and their respective Subsidiaries.  There is no Litigation pending or, to the knowledge of any Credit Party, threatened against the real property or the leased property on the Most Recent Balance Sheet or used in connection with the business of the Credit Parties and their respective Subsidiaries which would in any way affect title to such real property or leased property.

5.10. Taxes.

(a) Each Credit Party and each of its Subsidiaries has filed all Tax Returns that it was required to file.  All such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by any Credit Party or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  There are no Liens on any of the assets of any Credit Party or any of their respective Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.  The Issuer has, since its inception, been treated as a corporation for federal, state and local income Tax purposes.

(b) Each Credit Party and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no dispute or claim concerning any Tax liability of any Credit Party or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any Credit Party has knowledge based upon personal contact with any agent of such authority.

(d) Neither any Credit Party nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither any Credit Party nor any of its Subsidiaries has any liability for the Taxes of any Person other than such Credit Party and its Subsidiaries (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

(f) The Issuer has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

(g) Neither any Credit Party nor any of its Subsidiaries has participated in any listed transaction, tax shelter or reportable transaction as described in the Code and Treasury Regulations.

(h) Neither any Credit Party nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504) filing a consolidated federal income Tax Return (other than an affiliated group the common parent of which was the Issuer) or (ii) has any liability for the Taxes of any Person (other than any of the Credit Parties or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law).

(i) The unpaid Taxes of the Credit Parties do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto).

(j) Neither any Credit Party nor any of its Subsidiaries has a permanent establishment or office or fixed place of business outside the United States.

(k) Any reference in this Section 5.10 to any Credit Party shall be deemed to include each predecessor of such Credit Party, each subsidiary of such Credit Party, and each entity with respect to which such Credit Party has successor or transferee liability.

5.11. SEC Reports; Financial Statements and Projections.

(a) Issuer has filed all SEC Reports and has made available to the Purchaser each SEC Report.  None of the Credit Parties has any knowledge of any event occurring on or prior to the Closing Date (other than the transactions contemplated by this Agreement) that would require the filing of a Form 8-K after the Closing.  The SEC Reports of Issuer, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.  None of the Credit Parties (other than Issuer) (i) is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the Commission or any national securities exchange or quotation service or comparable Governmental Authority, or (ii) has filed a registration statement that has not yet become effective under the Securities Act.

(b) The Chief Executive Officer and the Chief Financial Officer of Issuer have signed, and Issuer has furnished to the Commission, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and none of the Credit Parties and any of their respective officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.  The Credit Parties are otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations issued thereunder by the Commission.

(c) The balance sheet of the Credit Parties on a Consolidated Basis dated as of December 31, 2011 (the “Most Recent Balance Sheet”) furnished to the Purchaser on the Closing Date is complete in all material respects (but without footnote disclosures) and fairly reflects the financial condition of the Credit Parties on Consolidated Basis as of December 31, 2011 since which date there have been no material changes to the financial condition of the Credit Parties.

(d) [Reserved].

(e) Except as set forth on Schedule 5.11, each of the consolidated balance sheets of the Credit Parties and the related consolidated statements of income, stockholders’ equity and cash flow, together with the notes thereto (collectively, the “Financial Statements”), which are included in or incorporated by reference into the SEC Reports of the Issuer filed on or after January 1, 2007 fairly present, in all material respects, the financial position of each of the Credit Parties as of the respective dates thereof, and the results of operations and cash flows of each of the Credit Parties as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments.  Except as set forth on the face of the balance sheets which are a part of the Financial Statements, none of the Credit Parties had any material obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than those incurred since March 31, 2012 in the Ordinary Course of Business and which are fully reflected on the Credit Parties’ books of account and which, individually or in the aggregate, would not have a Material Adverse Effect.

5.12. Operating Company.  Each Credit Party is “an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital” within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F. R. §2510.3 101.

5.13. Disclosure.

(a) Agreement and Other Documents.  This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchaser by or on behalf of the Credit Parties and their respective Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

(b) Material Adverse Effects.  There is no fact known to any Credit Party which such Credit Party has not disclosed to the Purchaser in writing which could reasonably be expected to have a Material Adverse Effect.

5.14. Absence of Certain Changes or Events.  Since March 31, 2012, except as set forth in the SEC Reports, neither any Credit Party nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the Ordinary Course of Business, in excess of $25,000, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the Ordinary Course of Business, in excess of $25,000, (iv) declared or made any payment or distribution to the holders of its Equity Interests or purchased or redeemed any shares of its Equity Interests, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any losses of property, or waived any rights of substantial value, (ix) suffered any Material Adverse Effect, (x) expended any material amount, granted any bonuses or extraordinary salary increases, (xi) entered into any transaction involving consideration in excess of $50,000, except in connection with such Person’s performance, in the Ordinary Course of Business, under any Government Contract in effect as of March 31, 2012, or as otherwise contemplated hereby, or (xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate.

5.15. O.S.H.A. and Environmental Compliance.

(a) Each Credit Party and each of its Subsidiaries has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance in all material respects with and (the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there are no outstanding citations, notices or orders of non-compliance issued to any Credit Party or any of its Subsidiaries as of the Closing Date or relating to their business, assets, property, leaseholds, Real Property or equipment under any such laws, rules or regulations;

(b) Each Credit Party and each of its Subsidiaries has all federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws necessary to operate the business of the Credit Parties and its Subsidiaries; and

(c) (i) There are no signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”), of Hazardous Substances at, upon, under or within any Real Property owned or leased by any Credit Party or any of its Subsidiaries, (ii) there are no underground storage tanks or to the best of any Credit Party’s knowledge polychlorinated biphenyls on any Real Property owned or leased by any Credit Party or any of its Subsidiaries, (iii) no Real Property owned or leased by any Credit Party or any of its Subsidiaries has ever been used as a treatment, storage or disposal facility of Hazardous Waste; (iv) no Hazardous Substances or substances governed by an Environmental Law are present on any Real Property owned or leased by any Credit Party or any of its Subsidiaries excepting such quantities as are handled in compliance with all applicable manufacturer’s instructions and Environmental Laws and in proper storage containers and as are necessary for the operation of the commercial business of the Credit Parties, their respective Subsidiaries or of their respective tenants; and (v) all underground storage tanks on the Real Property are in good condition and are being maintained in compliance with all applicable federal, state and local laws and regulations, including all Environmental Laws.

5.16. Investment Company.  No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17. Subsidiaries.

(a) Schedule 5.17 sets forth a complete and accurate list of all of the Subsidiaries of each Credit Party as of the Closing Date together with their respective jurisdictions of incorporation or organization.  All of the outstanding Equity Interests in, the Subsidiaries are validly issued, fully paid and non-assessable.  Except as set forth on Schedule 5.17, as of the Closing Date, all of the outstanding Equity Interests in each of the Subsidiaries are owned by a Credit Party or by a wholly-owned Subsidiary free and clear of any Liens.  No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

(b) Except for the Subsidiaries of the Credit Parties, no Credit Party owns of record or beneficially, directly or indirectly, (i) any Equity Interests convertible into Equity Interests any other Person, and (ii) any Equity Interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

5.18. Capitalization.

(a) Schedule 5.18 sets forth, as of the Closing Date (after giving effect to the transactions contemplated hereby), a true and complete listing of each class of authorized Equity Interests of each Credit Party and its Subsidiaries, of which all of such issued Equity Interests are validly issued and outstanding, and, with respect to the Equity Interests of Issuer’s Subsidiaries, such Equity Interests are owned beneficially and of record by the Persons and in the amounts listed on Schedule 5.18.  Schedule 5.18 also sets forth a list of all holders of warrants, rights and securities convertible into Equity Interests of each Credit Party, together with the number of Equity Interests to be issued upon the exercise or conversion of such warrants, rights and convertible securities.  No Credit Party has any Equity Interests held in treasury.  As of the Closing Date, after giving effect to the transactions contemplated hereby and in the other Transaction Documents, there will be:  (i) 2,697,215 shares of Common Stock issued and outstanding; (ii) 156,920 shares of Common Stock reserved for issuance upon exercise of the warrants issued to [   ] [   ]. (the “[   ] Warrants”); (iii) 50,000 shares of Common Stock reserved for issuance upon exercise of the Warrant (iv) 362,678 shares of Common Stock reserved for issuance pursuant to the exercise of stock options issued or issuable in accordance with the terms of the 2003 and 2006 Employee Stock Option Plans of the Credit Parties (which options shall not in the aggregate exceed 14.27% of the fully diluted capital stock of the Issuer) (“Employee Options”); and (v) 10,416 shares of Common Stock reserved for issuance upon exercise of the warrants issued to [   ] (the “Semaphore Warrants”).  The Warrant, the Employee Options, the [   ] Warrants, the Semaphore Warrants and all outstanding Equity Interests of the Issuer have been duly authorized by all necessary corporate action.  All outstanding Equity Interests of the Issuer are, and upon exercise of the Warrant, the Employee Options, the [   ] Warrants and the Semaphore Warrants, when issued and paid for in accordance with their terms, will be, validly issued, fully paid and non-assessable and shall be free and clear of all Liens and the issuance of the foregoing has not been or will not be, as the case may be, subject to preemptive rights in favor of any Person and will not result in the issuance of any additional Equity Interests of the Issuer or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Issuer.

(b) On the Closing Date, except for the Warrant, the Semaphore Warrants, the [   ] Warrants and the Employee Options, there will be no outstanding securities convertible into or exchangeable for the Equity Interests of any Credit Party or any of its Subsidiaries or options, warrants or other rights to purchase or subscribe to the Equity Interests of any Credit Party or any of its Subsidiaries or contracts, commitments, agreements, understandings or arrangements of any kind to which any Credit Party or any of its Subsidiaries is a party relating to the issuance of any Equity Interests of any Credit Party or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights.

5.19. Private Offering.  No form of general solicitation or general advertising was used by any Credit Party or any of its Subsidiaries, or their respective representatives in connection with the offer or sale of the Securities.  No registration of the Securities pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Securities pursuant to this Agreement.  Assuming the accuracy of Purchaser’s representations and warranties contained in Section 6.04, each Credit Party agrees that neither it, nor anyone acting on its behalf, will offer or sell the Securities or any other security so as to require the registration of the Securities pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Securities are so registered.

5.20. Broker’s, Finder’s or Similar Fees.  Except as set forth on Schedule 5.20, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with any Credit Party or any of its Subsidiaries, or any action taken by any such Person.

5.21. Labor Relations.  Neither any Credit Party nor any of its Subsidiaries has committed or is engaged in any unfair labor practice.  Except as set forth in the SEC Reports, there is (a) no unfair labor practice complaint pending or threatened against any Credit Party or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or threatened against any Credit Party or any of its Subsidiaries, (c) no union representation question existing with respect to the employees of any Credit Party or any of its Subsidiaries and no union organizing activities are taking place, and (d) no employment contract with any employee or independent contractor of any Credit Party or any of its Subsidiaries.  Each Credit Party and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  Neither any Credit Party nor any of its Subsidiaries is a party to any collective bargaining agreement.

5.22. Employee Benefit Plans.  Neither any Credit Party nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.22(a) hereto.  Except as set forth in the SEC Reports, (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Credit Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income Tax under Section 501(a) of the Code, (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither any Credit Party nor any member of the Controlled Group has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither any Credit Party nor any member of a Controlled Group has incurred any material liability for any excise Tax arising under Section 4972 or 4980B of the Code, and, to the best of each Credit Party’s knowledge, no fact exists which could give rise to any such liability, (viii) neither any Credit Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a material non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code, nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) each Credit Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 C.F.R. §2615.3 has not been waived, (xi) neither any Credit Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any Plan existing for the benefit of persons other than employees or former employees of the Credit Parties or any member of the Controlled Group, (xii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980; and (xiii) no Credit Party is, and no Credit Party shall become, a member of a Multiemployer Plan.

5.23. Intellectual Property.

(a)           Each Credit Party and each of its Subsidiaries owns, or has the legal right to use, all Intellectual Property necessary for each of them to conduct its respective business as currently conducted.

(b)       Schedule 5.23(b) (together with any supplements or modifications thereto provided by the Credit Parties from time to time) contains a list and description (including application number, registration number or equivalent identifying information, where applicable) of all registered and pending applications to register (x) Copyrights (y) Patents and (z) Trademarks, owned by any Credit Party or any Subsidiary of any Credit Party.

(c)           Schedule 5.23(c) (together with any supplements or modifications thereto provided by the Credit Parties from time to time) contains a list and description (stating the name of the licensee and licensor and either date of execution or effectiveness) of each Copyright License, Patent License and Trademark License to which any Credit Party or any Subsidiary of any Credit Party is a party, other than such licenses the lack of which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)       Except as disclosed in Schedule 5.23(d) hereto, (i) one or more of the Credit Parties and its Subsidiaries has the right to use the Intellectual Property disclosed in Schedule 5.23(b) for the duration of their legal existence and without payment of royalties, (ii) each Credit Party and its Subsidiaries, is currently in compliance in all material respects with legal requirements (including timely payment of filing, examination and maintenance fees, as well as timely post-registration filing of affidavits of use, incontestability and renewal applications) with respect to the Intellectual Property disclosed in Schedule 5.23(b), and (iii) to the knowledge of any Credit Party there are no restrictions on the direct or indirect transfer of any Contractual Obligation, or any interest therein, held by any of the Credit Parties or any of their respective Subsidiaries in respect of the Intellectual Property disclosed in Schedule 5.23(b) or 5.23(c).

(e)       Except as could not reasonably be expected to have a Material Adverse Effect, none of the Credit Parties is in default (or with the giving of notice or lapse of time or both, would be in default) under any Copyright License, Patent License or Trademark License listed on Schedule 5.23(c); no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property licensed pursuant thereto or the validity or effectiveness of any such Intellectual Property license, nor does any Credit Party or any Subsidiary of any Credit Party know of any such claim; and, to the knowledge of any Credit Party, the use of Intellectual Property subject to such license by the any Credit Party or any Subsidiary of any Credit Party does not infringe on the rights of any Person.

(f)           Each Credit Party and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of all material Trade Secrets used, in development or for use in the Business, including the adoption and implementation of physical and electronic security measures and controls.  To any Credit  Party’s Knowledge, there has been no misappropriation of any such Trade Secrets by any Person, and no such Trade Secrets or other proprietary information have been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, assignment and/or license agreements that have not been breached.  Each Credit Party and each of its Subsidiaries owns and has the exclusive right to use in its Business all Trade Secrets relating to all of its existing and currently planned products, including product formulations, ingredient lists, and methods and processes of manufacture.

(g)        Either or both of Schedules 5.23 (b) and 5.23(c) may be updated from time to time by the Credit Parties to include new Intellectual Property acquired after the Closing Date by giving written notice thereof to the Purchaser.

5.24. Potential Conflicts of Interest.  Except as set forth on Schedule 5.24, no officer or director of any Credit Party or any of its Subsidiaries:  (a) owns, directly or indirectly, any interest in (excepting less than 5% holdings for investment purposes in Equity Interests of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or from, such Credit Party or any of such Credit Party’s Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that any Credit Party or any of its Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, any Credit Party or any of its Subsidiaries, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.  Except as disclosed in the SEC Reports, none of the directors or officers of any of the Credit Parties or any Persons covered under Item 404(a), (b) or (c) of Regulation S-K of the Commission has entered into any transaction with any Credit Party that would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K of the Commission.

5.25. Government Contracts.

(a) No Credit Party or any of its Subsidiaries is materially in default as to the terms of any Government Contract or has received any notices of default or notices to cure under any Government Contract for which the performance deficiency noted by any Governmental Authority has not been cured or otherwise resolved to such Governmental Authority’s satisfaction.

(b) Each Government Contract has been properly approved and executed by each Credit Party party thereto and, to the knowledge of such Credit Party, by the applicable Governmental Authority party thereto.

(c) No Credit Party is currently, or has ever been, debarred or suspended from (or has received notice that it is under investigation with respect to a possible debarment or suspension from) bidding on or entering into any Government Contract with or for any Governmental Authority.  No event has occurred and no condition exists that could reasonably be expected to result in the debarment or suspension of any Credit Party from any Government Contract.

(d) No Credit Party has been given notice (i) that any Government Contract may be or will be terminated for the convenience of a Governmental Authority, (ii) that a major program or contract of any Credit Party will be eliminated, substantially reduced or suspended, (iii) requiring or resulting in, loss of use or substantial impairment or interference of use by any Credit Party of any facilities owned by a Governmental Authority, or (iv) that any relevant budget authority or contract authority has been exceeded with respect to any Government Contract, in each case, that could reasonably be expected to have a Material Adverse Effect.  No Credit Party anticipates incurring cost overruns on any Government Contract which could reasonably be expected to have a Material Adverse Effect.  To each Credit Party’s knowledge, there are no offsets and there are not currently threatened or pending any claims or offsets against any Credit Party by any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Effect.  All assignments of claims with respect to any Government Contract and notices of such assignments forwarded to or filed with any Person (including any Governmental Authority) pursuant to 48 C.F.R. Sections 32.802(e) and 32.805(b) shall have been fully released in accordance with 48 C.F.R. Section 32.805(e).  There are no other assignments of claims with respect to or Liens (other than Permitted Liens) on Government Contracts, other than in favor of a Governmental Authority in respect of set-off rights as provided in the Federal Acquisition Regulation (Title 48 of the Code of Federal Regulations, as amended, modified and supplemented from time to time).

5.26. Indebtedness.  Schedule 5.26 lists (i) the amount of all outstanding Indebtedness of the Credit Parties and their respective Subsidiaries (other than Indebtedness under this Agreement) as of the Closing Date, (ii) the Liens that relate to such Indebtedness and that encumber the assets of the Credit Parties and their respective Subsidiaries, (iii) the name of each lender thereof, and (iv) the amount of any unfunded commitments available to the Credit Parties or any of their respective Subsidiaries in connection with any such Indebtedness.

5.27. Material Contracts.  Neither any Credit Party nor any of its Subsidiaries is or will be a party to any Contractual Obligation, or is subject to any charge, corporate restriction, judgment, injunction, decree, or Requirement of Law, that could reasonably be expected to have a Material Adverse Effect.  Each Material Contract in full force and effect.  Each Credit Party and each of its Subsidiaries has satisfied in full or provided for all of its liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and are not in default under any of them, nor, to the knowledge of any Credit Party, does any condition exist that with notice or lapse of time or both would constitute such a default.  To the knowledge of any Credit Party, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.  No approval or consent of any Person is needed for all of the Material Contracts to continue to be in full force and effect.

5.28. Insurance.  The Life Insurance Policy and all of the insurance policies or programs of the Credit Parties and their Subsidiaries are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.09 hereof.  All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

5.29. Assignment of Payments.

Except with respect to contracts for which the government has determined that a prohibition on assignment of claims is in the government’s interest, each of the Credit Parties and their Subsidiaries has the right to assign to the Purchaser all payments due or to become due under each of such Person’s Government Contracts, and there exists no uncancelled prior assignment of payments under any of such Credit Party’s Government Contracts.

5.30. Compliance with the FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

5.31. Products Liability.  Except as set forth in the SEC Reports, there is no action, suit, proceeding, inquiry or investigation pending, or, to the knowledge of any Credit Party, threatened, by or before any Governmental Authority against any Credit Party or any of its Subsidiaries relating to any product alleged to have been sold by any Credit Party or any of its Subsidiaries and alleged to have been defective, or improperly designed or manufactured, nor to the knowledge of any Credit Party is there any valid basis for any such action, proceeding or investigation.

5.32. Solvency.  The Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

5.33. [Reserved].

5.34. Location of Assets.  The chief executive offices of each Credit Party and each of its Subsidiaries and the books and records of each Credit Party and each of its Subsidiaries concerning their respective accounts are located only at the address set forth on Schedule 5.34 identified as such, and the only other places of business and locations of assets of each Credit Party and each of its Subsidiaries, if any, are the addresses set forth on Schedule 5.34.

5.35. Certain Payments.  Except as set forth on Schedule 5.35, neither the execution, delivery and performance by any Credit Party of this Agreement, nor the execution, delivery and performance by any Credit Party or any of its Subsidiaries of any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby shall require any payment by any Credit Party or any of its Subsidiaries, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement.  There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement, the other Transaction Documents or the occurrence of any of the transactions contemplated hereby or thereby.  Except as set forth on Schedule 5.35, there are no payments or other benefits payable by any Credit Party or any of its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Transaction Documents.

5.36. Margin Requirements.  No part of the proceeds from the sale of the Securities hereunder will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the sale of the Securities nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.37. Anti-Terrorism Laws.

(a) General.  Neither any Credit Party nor any Subsidiary or Affiliate of any Credit Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.  Neither any Credit Party nor any Subsidiary or Affiliate of any Credit Party or their respective agents acting or benefiting in any capacity in connection with the Note or other transactions hereunder is a Blocked Person.

(c) Blocked Person or Transactions.  Neither any Credit Party nor to any Credit Party’s knowledge any of its Subsidiaries, Affiliates or agents acting in any capacity in connection with the Note or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

5.38. Trading with the Enemy.  Neither any Credit Party nor any of its Subsidiaries has engaged, nor does any Credit Party or any of its Subsidiaries intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.39. Interest Rate Hedges and Other Hedging Agreements.  As of the Closing Date, neither any Credit Party nor any of their Subsidiaries are a party to any Interest Rate Hedges or any Other Hedging Agreements.

5.40. [   ] Agreements.  As of the Closing Date, neither any Credit Party nor any of their Subsidiaries are a party to (a) any account control agreement or deposit account control agreement in favor of [   ] or (b) any mortgage, deed of trust or similar document in favor of [   ].

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Purchaser hereby represents and warrants to the Issuer as follows:

6.01. Authorization; No Contravention.  The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is party:  (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its organizational documents or any amendment thereof; and (c) will not violate, conflict with or result in any breach or contravention of any of its Contractual Obligations, or any order or decree directly relating to it.

6.02. Binding Effect.  This Agreement and the other Transaction Documents to which it is party have been duly executed and delivered by it, and this Agreement and each other Transaction Document constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.03. No Legal Bar.  The execution, delivery and performance of this Agreement and the other Transaction Documents by it will not violate any Requirement of Law applicable to it.

6.04. Purchase for Own Account.  The Securities to be acquired by it pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Securities, in the case of the Purchaser under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.  If the Purchaser should in the future decide to dispose of any of the Securities, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect.

6.05. Broker’s, Finder’s or Similar Fees.  Except as set forth in Section 2.03 hereof, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Purchaser or any action taken by it.

6.06. Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

ARTICLE 7
INDEMNIFICATION

7.01. Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, each Credit Party, jointly and severally, agrees to indemnify and hold harmless the Purchaser and its Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Credit Party or any of its Subsidiaries and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of any Credit Party in this Agreement, the Note, the Warrant, or any of the other Transaction Documents, including the failure to make payment when due of amounts owing pursuant to this Agreement, the Note, or any of the other Transaction Documents, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including actions brought by the Purchaser, any Credit Party, any of its Subsidiaries or any holders of equity or indebtedness of any Credit Party or any of its Subsidiaries or derivative actions brought by any Person claiming through or in the name of any Credit Party or any of its Subsidiaries, proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of any of the Transaction Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be liable under this Section 7.01 to an Indemnified Party:  (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without such Credit Party’s consent (which consent shall not be unreasonably withheld or delayed), (b) to the extent that it is judicially determined in a final non-appealable judgment that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is judicially determined in a final non-appealable judgment that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under Applicable Laws.  In connection with the obligation of the Credit Parties to indemnify for expenses as set forth above, each Credit Party further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Credit Party (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document.

7.02. Procedure; Notification.  Each Indemnified Party under this Article 7 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Credit Parties under this Article 7, notify the Credit Parties in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Credit Parties of any such action shall not relieve the Credit Parties from any liability which they may have to such Indemnified Party unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses of the Credit Parties.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Credit Parties of the commencement thereof, the Credit Parties shall be entitled to assume the defense thereof at their own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that, if the Credit Parties have assumed the defense of any such action, claim or other proceeding, any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Credit Parties, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Credit Parties and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Credit Parties, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Credit Parties be required to pay fees and expenses under this Article 7 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.  Each Credit Party agrees that it will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  Neither any Credit Party nor any of its Subsidiaries shall be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without their written consent, which consent shall not be unreasonably withheld.  The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

7.03. Survival.  The obligations of the Credit Parties under this Article 7 shall survive termination of this Agreement and the Transaction Documents and payment in full of the Note.

ARTICLE 8
AFFIRMATIVE COVENANTS

Until the payment in full of all principal of and interest on the Note and all other amounts due to the Purchaser under this Agreement and the other Transaction Documents, including all fees, expenses and amounts due in respect of indemnity obligations under Article 7, each Credit Party hereby covenants and agrees with the Purchaser as set forth in this Article 8, provided, however, that following payment in full of all such amounts, for so long as the Warrant is outstanding, each Credit Party hereby covenants and agrees with the Purchaser only as set forth in Sections 8.02, 8.10 and 8.13:

8.01. Information.  Each Credit Party shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP (it being understood that monthly financial statements are not required to have footnote disclosures).  The Credit Parties shall deliver to the Purchaser each of the information described below:

(a) [Reserved].

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) SEC Filings/Press Releases.  Furnish Purchaser with, promptly after the same are (i) filed, copies of all SEC Reports, (ii) sent, copies of all financial statements, management reports and reports related thereto which any Credit Party or Subsidiary sends generally to its public shareholders, and (iii) made available, all press releases to the public concerning material developments in the business of any of the Credit Parties or any of their respective Subsidiaries.

(i) [Reserved].

(j) [Reserved].

(k) Subsidiaries.  Not more than fifteen (15) days after creating a Subsidiary or acquiring the Equity Interests in a Person, such that such Person will become a Subsidiary, the applicable Credit Party shall notify the Purchaser of such Credit Party’s or of such Credit Party’s Subsidiary’s creation of such Subsidiary or acquisition of such Equity Interests, and promptly cause such Subsidiary to execute a joinder to this Agreement, and the other Transaction Documents and a Guaranty in form and substance satisfactory to the Purchaser.

(l) [Reserved].

(m) [Reserved].

(n) [Reserved].

(o) [Reserved].

(p) Other Information.  With reasonable promptness, each Credit Party shall deliver such other information and data (including, information relating to Progress Payments) with respect to such Credit Party or any of its Subsidiaries as from time to time may be reasonably required by the Purchaser.  Promptly upon request therefor by the Purchaser, the Credit Parties shall deliver such other business or financial data, reports, appraisals and projections as the Purchaser may reasonably request.

(q) [Reserved].

(r) [Reserved].

(s) Additional Documents.  Execute and deliver to Purchaser, upon request, such documents and agreements as Purchaser may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

8.02. Preservation of Existence.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in each case in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks, in each case that are material to its business, and take all actions necessary to enforce and protect the validity of any intellectual property right;

(b) keep in full force and effect its existence and comply in all material respects with Applicable Laws governing the conduct of its business; and

(c) except as otherwise permitted herein, make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

8.03. Payment of Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless same are being Properly Contested;

(b) all lawful claims which any Credit Party or any of its Subsidiaries is obligated to pay, which are due and which, if unpaid, might by law become a Lien upon its property, unless the same are being Properly Contested; and

(c) pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested.

8.04. Compliance with Laws.  Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law and with the directions of each Governmental Authority having jurisdiction over them or their respective business or property (including all applicable Environmental Laws), including any requirements to clean up, remove, or remediate Hazardous Materials at any location where necessary to protect human health or the environment.

8.05. [Reserved].

8.06. [Reserved].

8.07. Inspection.  Each Credit Party will permit, and will cause each of its Subsidiaries to permit, representatives of the Purchaser to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and, subject to the presence or participation of a representative of the Issuer in any such discussion, the certified public accountants of the Credit Parties, all at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice; provided, however, that no such inspection, examination or inquiry, the failure to conduct same, nor any knowledge of the Purchaser, including any knowledge obtained by the Purchaser in connection with any such inspection, investigation or inquiry, shall constitute a waiver of any rights the Purchaser may have under any representation, warranty, covenant, term or agreement under any of the Transaction Documents.

8.08. Payment of the Note.  The Issuer shall pay the principal of, interest on and other amounts due in respect of, the Note on the dates and in the manner provided in the Note and this Agreement.

8.09. Insurance.  Each Credit Party shall maintain or cause to be maintained, and shall cause its Subsidiaries to maintain or cause to be maintained, in good repair, working order and condition all material properties used in their respective businesses and will make or cause to be made, and shall cause its Subsidiaries to make or cause to be made, all appropriate repairs, renewals and replacements thereof.  Each Credit Party and its Subsidiaries will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of “A” or better as established by Best’s Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), the Life Insurance Policy and public liability and property damage insurance with respect to their respective businesses and properties against loss or damage of the kinds customarily carried or maintained by a company of established reputation engaged in similar businesses and in amounts acceptable to Purchaser and will deliver evidence thereof to Purchaser.  Without limiting the foregoing, each Credit Party and its Subsidiaries will establish on the Closing Date and maintain at all times thereafter (a) business interruption insurance in an amount satisfactory to the Purchaser, (b) products liability insurance coverage for the Credit Parties in amounts satisfactory to the Purchaser, and (c) the Life Insurance Policy.  All such insurance policies shall provide that they may not be canceled unless the insurance carrier gives at least 30 days prior written notice of such cancellation to Purchaser.

8.10. Books and Records.  Each Credit Party shall keep, and shall cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party and each of its Subsidiaries in accordance with GAAP consistently applied to the Credit Parties and their Subsidiaries taken as a whole.

8.11. Use of Proceeds.

(a) The Credit Parties shall use the proceeds of the sale of the Securities hereunder only as follows:  (i) for the payment of fees and expenses in connection with the transactions contemplated hereunder and in the other Transaction Documents and (ii) for general corporate purposes.

(b) No proceeds of the Note will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the sale of any Securities or nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

8.12. Standards of Financial Statements.  The Credit Parties shall cause all financial statements referred to in Section 8.01 (h), as to which GAAP is applicable, to fairly present the information presented (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

8.13. Reservation of Equity Interests.  The Issuer shall at all times reserve and keep available out of its authorized Equity Interests, solely for the purpose of issuance and delivery upon exercise of the Warrant, the [   ] Warrants, the Semaphore Warrants and the Employee Options, the number of Equity Interests issuable in accordance with the terms of the Warrant, the [   ] Warrants, the Semaphore Warrants and the Employee Options (the “Exercisable Interests”).  The Exercisable Interests, when issued or delivered in accordance with the Warrant, the [   ] Warrants, the Semaphore Warrants or the Employee Options, as the case may be, shall be duly and validly issued and fully paid and non-assessable.  The Issuer shall issue such Equity Interests in accordance with the provisions of the Warrants, the [   ] Warrants, the Semaphore Warrants or the Employee Options, as the case may be, and shall otherwise comply, in each case, with the terms thereof.

8.14. Additional Real Property.  If any Credit Party acquires at any time or times hereafter any fee simple interest in real property, then within ninety (90) days of the acquisition thereof such Credit Party shall execute and deliver to Purchaser, as additional security and Collateral for the obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Purchaser and its counsel (herein collectively referred to as “New Mortgages”) covering such real property.  The New Mortgages shall be duly recorded (at the Credit Parties’ expense) in each office where such recording is required to constitute a valid lien on the real property covered thereby.  In respect of any New Mortgage, Credit Parties shall deliver to Purchaser, at Credit Parties’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Purchaser, which policies shall be in form and substance reasonably satisfactory to Purchaser and shall insure a valid lien in favor of Purchaser on the property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Purchaser and its counsel.  Credit Parties shall also deliver to Purchaser such other usual and customary documents, including ALTA surveys of the real property described in the New Mortgages, as Purchaser and its counsel may reasonably request relating to the real property subject to the New Mortgages.

8.15. Cash Management Systems.

(a) Each Credit Party shall, upon request by the Purchaser, enter into, and cause each financial institution, depository intermediary, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person from time to time. The Issuer shall not establish any new deposit, securities, commodity or similar account with any financial institution, depository intermediary, securities intermediary or commodities intermediary unless prior thereto the Issuer and the Purchaser shall have entered into a Control Agreement with such Person, or unless the Purchaser shall have waived such requirement. Only after the occurrence and during the continuation of an Event of Default, the Purchaser shall be entitled to deliver a notice to any financial institution that is party to a Control Agreement of its exercise of control over any deposit, securities, commodity or other account subject to such Control Agreement. Each Credit Party shall provide the Purchaser with electronic access at all times to each of its and its Subsidiaries' depositary, securities intermediary or commodities intermediary accounts so that the Purchaser may monitor the activity in such accounts.

(b) Section 8.15(a) shall not apply to (i) any payroll account so long as such payroll account is a zero balance account, or (ii) withholding Tax, employee benefits and similar fiduciary accounts.

8.16. Landlord Waivers.Each Credit Party shall use commercially reasonable efforts to promptly obtain a collateral lease assignment, landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or, mortgagee of any owned property with respect to each location where Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Purchaser.  Without limiting the foregoing, Issuer shall, within twenty (20) days following the Closing Date, obtain a duly notarized copy of the Landlord Consent and Waiver executed and delivered by 210 Garibaldi Avenue Group at the Closing.

ARTICLE 9
NEGATIVE COVENANTS

Until the payment in full of all principal of and interest on the Note and all other amounts due to the Purchaser under this Agreement and the other Transaction Documents, including all fees, expenses and amounts due at such time in respect of indemnity obligations under Article 7, each Credit Party covenants and agrees with the Purchaser as set forth in this Article 9, provided, however, that following payment in full of all such amounts, for so long as the Warrant is outstanding, each Credit Party hereby covenants and agrees with the Purchaser only as set forth in Section 9.09:

9.01. Fundamental Changes; Consolidations, Mergers and Acquisitions.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly: (a) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it except for Permitted Acquisitions, and (b) sell, lease, transfer or otherwise dispose of any of its properties or other assets, except (i) dispositions of inventory in the Ordinary Course of Business Permitted Dispositions and (ii) sales of assets provided the following conditions are met: (x) the market value of the assets with respect to all such sales does not exceed $250,000 in the aggregate; (b) the Net Proceeds received is at least equal to the fair market value of such assets;  and (c) no Default or Event of Default then exists or shall result from any such sale.

9.02. Creation of Liens.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Liens and Liens in favor of the applicable Governmental Authority in respect of the goods relating to the Progress Payments expressly permitted by Section 9.07(h) hereof.

9.03. Guarantees.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Purchaser) except (a) guarantees made in the Ordinary Course of Business up to an aggregate amount of $50,000, (b) the endorsement of checks in the Ordinary Course of Business and (c) guarantees by Guarantors of the [   ] Debt.

9.04. Investments.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly make any Investments, except:

(a) investments in Cash and Cash Equivalents;

(b) investments existing on the Closing Date as set forth on Schedule 9.04 hereto;

(c) investments in wholly-owned Subsidiaries of such Credit Party created or acquired after the Closing Date, to the extent permitted hereunder;

(d) loans permitted by Section 9.05;

(e) investments by the Credit Parties and their respective Subsidiaries in Capital Expenditures permitted to be made pursuant to Section 9.15(c).

9.05. Loans.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly make or have outstanding advances, loans or extensions of credit to any Person, including any Subsidiary or Affiliate, except for (a) the extension of commercial trade credit in connection with the sale of inventory in the Ordinary Course of Business and (b) loans to its employees or subcontractors in the Ordinary Course of Business not to exceed, in the aggregate, $100,000 at any time outstanding.

9.06. Restricted Payments.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly declare, pay or make any Restricted Payments, except (i) as set forth on Schedule 9.06 and (ii) that at any time following September 10, 2012, Issuer (x) may purchase shares of Common Stock for cash (“Permitted Share Repurchase”) and (y) so long as no Default or Event of Default has occurred and is then continuing, may prepay all or any portion of the Subordinated Debt in cash (“Permitted Debt Prepayment”); provided, however, that no such Permitted Payment shall be made unless (A) Issuer shall prepay the principal amount of the Note in accordance with the terms of Section 10.02 hereof in an amount equal to the amount of such Permitted Payment, (B) Cash on Hand shall exceed $1,000,000, determined on a pro forma Consolidated Basis after giving effect to such Permitted Payment and such prepayment of the principal amount of the Note, (C) Net Operating Cash Flow, determined for the most recent month for which financial statements have been delivered on a pro forma Consolidated Basis after giving effect to such Permitted Payment and such prepayment of the principal amount of the Note shall be greater than zero, and (D) the Credit Parties shall (x) be in compliance with the covenants set forth in Section 9.15 on a pro forma Consolidated Basis after giving effect to such Permitted Payment and prepayment of the principal amount of the Note, recomputed for the most recent month for which financial statements have been delivered, and (y) believe in good faith that they shall thereafter continue to be in compliance with Section 9.15.

9.07. Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness except:

(a) trade debt incurred in the Ordinary Course of Business,

(b) the Indebtedness created under this Agreement;

(c) Indebtedness for Capital Expenditures permitted under Section 9.15(d), including Purchase Money Indebtedness and indebtedness incurred under Capital Lease Obligations, in each case incurred in connection with such Capital Expenditures, in an aggregate amount not to exceed $250,000 at any one time outstanding for all Credit Parties and their respective Subsidiaries;

(d) Indebtedness disclosed on Schedule 9.07;

(e) Indebtedness under any Interest Rate Hedge or any Other Hedging Agreement reasonably acceptable to Purchaser;

(f) guaranty obligations permitted pursuant to Section 9.03 hereof;

(g) the [   ] Debt in an outstanding principal amount not to exceed $2,132,141; and

(h) Progress Payments provided that (A) [Reserved], (B) such Progress Payment complies with all Contractual Obligations of the Credit Parties and their respective Subsidiaries and Applicable Law, (C) the Credit Parties and their respective Subsidiaries shall be in compliance with the financial covenants set forth in Section 9.15, calculated for the most recent ended fiscal quarter immediately preceding such Progress Payment and reflecting such payment on a pro forma basis, (D) the aggregate Net Progress Payments at any one time outstanding with respect to (1) all Government Contracts (other than the ITATS Contract) for all Credit Parties and their respective Subsidiaries shall not exceed $1,000,000 and (2) the ITATS Contract for all Credit Parties and their respective Subsidiaries shall not exceed $1,400,220, and (E) the Company shall cease to request or accept any Progress Payments upon the written request of the Purchaser and shall repay all, or any portion of all, outstanding Progress Payments within sixty (60) days following Purchaser's written request.

9.08. Nature of Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged, or except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business and where such assets or property are useful in, necessary for and are to be used in its business as presently conducted.

9.09. Transactions with Affiliates; ITI and Tel Holdings.

(a)           No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except (i) for transactions in the Ordinary Course of Business, entered into on an arm’s-length basis on fair and reasonable terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; (ii) for the payment of customary and reasonable directors’ fees to directors who are not employees of the Credit Parties or any Affiliate of the Credit Parties as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial or committee duties and the payment of indemnities owing to them as directors; and (iii) as set forth on Schedule 9.09.

(b)           Notwithstanding any provision in this Agreement or any other Transaction Document to the contrary, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries, Affiliates, officers, directors or employees to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal or conduct any business with, ITI or Tel Holdings except as may be reasonably necessary to effect the dissolution and liquidation of ITI or Tel Holdings, provided that no Credit Party nor any of its Subsidiaries, Affiliates, officers, directors or employees makes any Investment or otherwise expends any funds in connection therewith (other than ordinary and reasonable out-of-pocket expenses that may be incurred in connection with the dissolution of ITI and Tel Holdings).  Neither ITI nor Tel Holdings shall engage in any business or otherwise conduct any activities.

9.10. Leases.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to,  directly or indirectly enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 9.07(c) hereof) if after giving effect thereto, aggregate annual rental payments for all leased property, whether real or personal, would exceed $300,000 in any one fiscal year in the aggregate for all Credit Parties and their respective Subsidiaries.

9.11. Subsidiaries; Partnerships; Joint Ventures.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, form any Subsidiary (other than a Subsidiary, the formation of which shall have been consented to in advance in writing by the Purchaser), or enter into any partnership, joint venture or similar arrangement.

9.12. Fiscal Year and Accounting Changes.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly maintain a fiscal year other than a year ending on March 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in Tax reporting treatment except as required or permitted by Applicable Law.

9.13. Amendment of Organizational Documents.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, amend, modify or waive any material term or material provision of its Organizational Documents unless required by Applicable Law.

9.14. Limitation on Modifications of Indebtedness; Modifications of Certain Other Agreements; Etc.

  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) amend or modify, or permit the amendment or modification of, any provision of the Indebtedness described in Section 9.07 hereto or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to such Indebtedness which do not in any way adversely affect the interests of the Purchaser and are otherwise permitted under Section 9.07, (ii) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness which is contractually subordinated to the Note, or (iii) amend or modify, or permit the amendment or modification of any Equity Document, except for amendments or modifications which are not in any way adverse in any material respect to the interests of the Purchaser.

9.15. Financial Covenants.

(a) Total Leverage Ratio.  The Credit Parties shall maintain, and shall cause their respective Subsidiaries to maintain, a Total Leverage Ratio, as of and for each period of four consecutive fiscal quarters of, not greater than 1.50:1.00.

(b) Debt Service Coverage Ratio.  The Credit Parties shall maintain, and shall cause their respective Subsidiaries to maintain, a Debt Service Coverage Ratio, as of and for each period of four consecutive fiscal quarters, of not less than 2.50:1.00.

(c) Fixed Charge Coverage.  The Credit Parties shall maintain, and shall cause each of their respective Subsidiaries to maintain, a Fixed Charge Coverage Ratio, as of and for each period of four consecutive fiscal quarters, of not less than 2.25:1.00.

(d) Capital Expenditures.  The Credit Parties shall not, and shall cause their respective Subsidiaries not to, contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $250,000 unless the Credit Parties are in compliance on a pro forma basis, after giving effect to such Capital Expenditures, with the other covenants set forth in this Section 9.15, recomputed for the most recent month for which financial statements have been delivered.

(e) Minimum EBITDA.  The Credit Parties shall not permit EBITDA, measured as of the last day of each period of four consecutive fiscal quarters, to be less than $1,250,000 for each such period.

Compliance with the covenants in this Section 9.15 shall be determined on a Consolidated Basis in accordance with GAAP consistently applied, unless explicitly stated otherwise.

9.16. Compliance with ERISA.  No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries, to (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.22, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code; (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.22, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Purchaser of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan , (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

9.17. Prepayment of Indebtedness.  No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries to, at any time, directly or indirectly, prepay any Indebtedness (other than to Purchaser), or repurchase, redeem, retire or otherwise acquire any Indebtedness (other than to Purchaser), except as expressly permitted by and in accordance with Section 9.06.

9.18. Anti-Terrorism Laws.  No Credit Party shall, nor shall any Credit Party permit any Affiliate or agent to: (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224 and (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  Each Credit Party shall deliver to Purchaser any certification or other evidence reasonably requested from time to time by Purchaser, in its sole discretion, confirming such Credit Party’s compliance with this Section.

9.19. Trading with the Enemy Act.  No Credit Party shall nor shall any Credit Party permit any of its Subsidiaries to engage in any business or activity in violation of the Trading with the Enemy Act.

9.20. Additional Negative Pledges.  "No Credit Party shall, nor shall any Credit Party permit any of its Subsidiaries, to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person) on the creation or existence of any Lien upon the assets of any Credit Party or any of its Subsidiaries, other than Permitted Liens and Liens in favor of the applicable Governmental Authority in respect of the goods relating to the Progress Payments expressly permitted by Section 9.07(h) hereof, or (ii) any contractual obligation which may restrict or inhibit Purchaser's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

ARTICLE 10
PREPAYMENT

10.01. Optional Prepayment.  The Issuer may prepay the outstanding principal amount (together with accrued Interest) on the Note as follows:

(a) (a)  The Issuer may, at its option, at any time upon notice given to Purchaser as provided in Section 10.01(b), prepay, by wire transfer of immediately available funds, all or any portion of the principal amount of the Note, together with Interest accrued and unpaid on the principal amount of the Note so prepaid through the date fixed for such prepayment, provided that (i) any such prepayment shall be applied in the inverse order of the maturity of the principal amount of the Note, (ii) [reserved] and (iii) Issuer shall pay Purchaser all (A) Interest, including default interest, if any, (B) reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment, and (C) all other costs, expenses and indemnities then payable under this Agreement; provided, however, that each payment of less than the full outstanding balance of the principal amount of the Note shall be in an aggregate amount of not less than $25,000 or integral multiples of $25,000 in excess thereof.  Any optional prepayment under this Section 10.01 shall be applied first to all costs, expenses and indemnities payable under this Agreement, then to payment of default interest, if any, then to accrued but unpaid Interest, if any, and thereafter to the premium and principal amount.

(b) The Issuer shall give written notice of prepayment of the Note pursuant to this Section 10.01 not less than 5 nor more than 30 Business Days prior to the date fixed for such prepayment.  Such notice of prepayment pursuant to this Section 10.01 shall be given in the manner specified in Section 12.02 of this Agreement and shall specify the principal amount of the Note to be prepaid.  Upon notice of prepayment pursuant to this Section 10.01 being given by the Issuer, the Issuer covenants and agrees that it will prepay, on the date therein fixed for prepayment, the principal amount so called for prepayment, together will all other amounts required under Section 10.01(a), all in the manner provided under Section 10.01(a).

10.02. Scheduled Payments; Mandatory Prepayments.

(a) The principal amount of the Note together with accrued and unpaid Interest shall be paid by wire transfer of immediately available funds in installments on the Maturity Date.

(b) Change of Control; [   ] Life Insurance Realization Event.  Upon the occurrence of a Change of Control or within five (5) Business Days of an [   ] Life Insurance Realization Event, the Issuer shall, in each case at the election of the Purchaser, prepay by wire transfer of immediately available funds the entire outstanding principal amount of the Note at 100% of the outstanding principal amount thereof, together with (x) Interest, including default interest, if any, accrued and unpaid on the outstanding principal amount of the Note so prepaid through the date of such prepayment, (y) all reasonable out-of-pocket costs and expenses (including reasonable fees, charges and disbursements of counsel), if any, associated with such prepayment, and (z) all other costs, expenses and indemnities then payable under this Agreement (such amounts, collectively the “Mandatory Redemption Payment”).  At the election of the Purchaser, all or any portion of the Mandatory Redemption Payment may be paid in the form of Marketable Securities in lieu of cash, subject to Section 6.04 hereof and to the extent available.  In the event Purchaser makes the election contemplated by the immediately preceding sentence, the Issuer shall issue to Purchaser that number of shares having an aggregate Current Market Price as of such issuance date equal to that portion of the Mandatory Redemption Payment subject to such election.

(c) [Reserved].

(d) Recovery Event.  Within five (5) Business Days of any Credit Party’s receipt of proceeds in excess of $325,000 from any Recovery Event, unless a Reinvestment Notice shall have been timely delivered to Purchaser in respect thereof, the Issuer shall, at the election of the Purchaser, apply the Ratable Portion of the proceeds received by the Credit Parties in respect of such Recovery Event to prepay the Note and any other obligations then owing hereunder; provided that, notwithstanding the foregoing, (x) the aggregate proceeds in respect of Recovery Events that may be excluded from the foregoing prepayment requirements pursuant to a Reinvestment Notice shall not exceed $500,000 in any fiscal year of the Issuer, and (y) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied towards the prepayment of the Note.  Any prepayment under this Section 10.02(d) shall be applied in the same order as set forth in Section 11.03 below.

(e) Notice.  The Issuer shall give written notice to the Purchaser of any mandatory prepayment pursuant to Section 10.02(b) by reason of a Change of Control at least ten (10) Business Days prior to the date of such prepayment.  Such notice shall be given in the manner specified in Section 12.02 of this Agreement.

ARTICLE 11
EVENTS OF DEFAULT; REMEDIES

11.01. Events of Default.  An “Event of Default” shall occur if:

(a) any Credit Party shall default in the payment of the principal amount of the Note or any installment thereof, when and as the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise, and such default shall continue for a period of two (2) days after the due date for the payment thereof; or

(b) any Credit Party shall default in the payment of any installment of Interest or any other amount due under this Agreement or the Note (other than as set forth in clause (a) of this Section 11.01) according to its terms, when and as the same shall become due and payable and such default shall continue for a period of two (2) days after the due date for the payment thereof; or

(c) any Credit Party or any of its Subsidiaries shall default in the due observance or performance of any covenant to be observed or performed pursuant to Sections 8.01, 8.02, 8.03, 8.08 (subject to clause (b) of this Section 11.01), or Article 9 of this Agreement; or

(d) any Credit Party or any of its Subsidiaries shall default in the due observance or performance of any other covenant, condition or agreement on the part of such Credit Party or such Subsidiary to be observed or performed pursuant to the terms hereof or any of the Transaction Documents (other than those referred to in clauses (a), (b) or (c) of this Section 11.01), and such default shall continue for fifteen (15) days after the earliest of (A) if any Credit Party has knowledge of such default, the date such Credit Party is required pursuant to the Transaction Documents or otherwise to give notice thereof to the Purchaser (whether or not such notice is actually given) or (B) the date of written notice thereof, specifying such default, shall have been given to the Credit Parties by the Purchaser; or

(e) any representation, warranty or certification made by or on behalf of any Credit Party or any of its Subsidiaries in this Agreement, the Note, the Transaction Documents or in any certificate or other document delivered pursuant hereto or thereto shall have been incorrect in any material respect (without duplication of any materiality qualification therein) when made; or

(f) (x) any event or condition shall occur that results in (A) the acceleration of the maturity of any Indebtedness of any Credit Party or of any of their Subsidiaries, or (B) a default of any Indebtedness of any Credit Party or any of its Subsidiaries that continues beyond any applicable period of cure, in either case in an amount in excess of $100,000 for any Credit Party or its Subsidiaries or $200,000 for all Credit Parties and their respective Subsidiaries; or

(g) any uninsured damage to or loss, theft or destruction of any assets of any Credit Party or any of its Subsidiaries shall occur that is in excess of $325,000 in the aggregate for all Credit Parties and Subsidiaries; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of any Credit Party or any of its Subsidiaries, or of a substantial part of any of their respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any of its Subsidiaries, or for a substantial part of any of their respective property or assets, or (C) the winding up or liquidation of any Credit Party or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Credit Party or any of its Subsidiaries shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar Applicable Law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) of this Section 11.01, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official, for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (G) take any action for the purpose of effecting any of the foregoing; or

(j) one or more judgments for the payment of money in an aggregate amount in excess of $200,000 shall be rendered against one or more of the Credit Parties or their respective Subsidiaries (in either case, except to the extent covered by insurance as to which the insurance company has acknowledged coverage) and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Credit Party or any of its Subsidiaries to enforce any such judgment; or

(k) any Credit Party or any of its Subsidiaries shall commence legal action challenging the validity and binding effect of any provision of any of the Transaction Documents or any of the Transaction Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or, if in the case of the Transaction Documents intended to provide a Lien in favor of the Purchaser, fail to create a valid and perfected first priority Lien (except for Permitted Liens that by operation of law would take priority) on, or security interest in, any of the Collateral purported to be covered; or

(l) unless otherwise waived or consented to by the Purchaser in writing, the subordination provisions relating to the Subordinated Debt or any other Indebtedness subordinated to the Indebtedness pursuant to the Note and the Agreement in excess of $100,000 in the aggregate for all subordinated debt (collectively, the “Subordination Provisions”) shall fail to be enforceable by the Purchaser in accordance with the terms thereof, or the monetary obligations pursuant to the Note and this Agreement shall fail to constitute “Senior Debt” (or similar term) referring to such obligations; or any Credit Party shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Purchaser or (iii) that all payments of principal of or premium and interest on the such subordinated Indebtedness, or realized from the liquidation of any property of any Credit Party or Subsidiary, shall be subject to any of such Subordination Provisions; or

(m) Robert H. Walker or Jeffrey C. [   ] (or any replacement appointed in accordance with this Section 11.01(m)) shall cease to have the title and perform the functions of Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of Issuer at any time and Issuer shall fail to appoint a replacement for such office and functions reasonably acceptable to Purchaser, within ninety (90) days after such vacancy; or

(n) (i) with respect to any Government Contract, receipt of a written termination for default issued by the applicable Governmental Authority and such default is not waived or cured within the applicable grace period; or (ii) any Credit Party or any Subsidiary shall have (A) received a written notice of debarment or suspension from contracting with any Governmental Authority or (B) been debarred or suspended from contracting with any Governmental Authority; or (iii)  receipt of a written termination for default of a Government Contract issued by the applicable Governmental Authority based on a finding of fraud, criminal activity, deception or willful misconduct; or

(o) (i) any Credit Party shall be debarred or suspended from any contracting with a Governmental Authority; (ii) any notice of debarment or notice of suspension shall have been issued to any Credit Party; or (iii) any notice of termination for default or the actual termination for default of any Material Contract shall have been issued to or received by any Credit Party; or

(p) a Litigation set forth on Schedule 5.05 shall be resolved adversely to any Credit Party and such adverse resolution could reasonably be expected to have a Material Adverse Effect.

11.02. Acceleration and Remedies.  If an Event of Default occurs under Section 11.01(h) or (i), then the outstanding principal of and all accrued Interest on the Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  If any other Event of Default occurs and is continuing, Purchaser may, by written notice to the Credit Parties, declare the principal of and accrued Interest on the Note to be immediately due and payable.  Upon any such declaration, such principal and Interest shall become immediately due and payable.  The Purchaser may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of principal or Interest that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.  Any notice or rescission shall be given in the manner specified in Section 12.02 hereof.  Upon the occurrence of an Event of Default, Purchaser shall have the right to exercise any and all rights and remedies provided for herein, under the Security Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted under the Security Documents and to realize upon any collateral by any available judicial procedure and/or to take possession of and sell any or all of the collateral with or without judicial process.

11.03. Application of Proceeds.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Purchaser on account of the Note or any other amounts outstanding under any of the Transaction Documents or in respect of the Collateral may, at Purchaser’s discretion be paid over or delivered as follows:

(a) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Purchaser in connection with enforcing its rights and the rights of the Purchaser under this Agreement and the other Transaction Documents;

(b) SECOND, to the payment of any fees owed to the Purchaser;

(c) THIRD, to the payment of all accrued fees and Interest which has not been included in the principal amount, in respect of the Note, this Agreement or the other Transaction Documents;

(d) FOURTH, to the payment of the principal amount of the Note;

(e) FIFTH, to all other obligations which shall have become due and payable under the Transaction Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

(f) SIXTH, the balance, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

ARTICLE 12
MISCELLANEOUS

12.01. Survival of Representations and Warranties.  All of the representations and warranties made herein shall survive the execution and delivery of this Agreement and any investigation by or on behalf of the Purchaser, acceptance of the Securities and payment therefor.

12.02. Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile (with receipt confirmed), electronic transmission (i.e., e-mail), courier service or personal delivery:

if to the Purchaser:

 [   ]

with a copy to:

[   ]

if to any Credit Party:

Tel-Instrument Electronics Corp.
728 Garden Street
Carlstadt, New Jersey 07072
Facsimile: (201) 933-7340
Attention:  Joseph P. Macaluso

with a copy to:

Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Facsimile: (732) 395-4401 (201) 933-7340
Attention: Seth Brookman

All such notices and communications shall be deemed to be effective: (i) in the case of hand-delivery, when delivered; (ii) in the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such notice or communication receives confirmation of the delivery thereof from its own facsimile machine; (iii) in the case of electronic transmission, when actually received; (iv) in the case of mail, five (5) Business Days after being deposited in the mail, postage prepaid; or (v) if given by any other means (including by overnight courier), when actually received.

12.03. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws, and subject to the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser may assign any of its rights under any of the Transaction Documents, in whole or in part, to any Person, and any such purported assignment without such consent shall be void and of no effect; provided, however, that no such consent will be required (i) with respect to any transfer or assignment to any partner, member or Affiliate of the Purchaser, or (ii) upon or following the occurrence of any Default or Event of Default.  No Credit Party may assign any of their respective rights, or delegate any of its obligations, under this Agreement or any of the other Transaction Documents without the prior written consent of the Purchaser, and any such purported assignment by any Credit Party without the written consent of the Purchaser shall be void and of no effect.  Except as provided in Article 7, no Person other than the parties hereto and to the other Transaction Documents and their successors and permitted assigns is intended to be a beneficiary of any of such Transaction Documents.

(b) Notwithstanding any other provision of this Agreement or any other Transaction Document to the contrary, the Purchaser may at any time create a security interest in all or any portion of its rights under this Agreement, the Note or any other Transaction Document, and the Collateral.

12.04. Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any Modification of this Agreement, the Note or the Security Documents, shall be effective as to the parties hereto (i) only if it is made or given in writing and signed by each Credit Party and the Purchaser, and (ii) only in the specific instance and for the specific purpose for which made or given.  No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally.  Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(c) Any Modification of the Warrant shall be effective as to Issuer and Purchaser (i) only if it is made or given in writing and signed by Issuer and Purchaser and the, and (ii) only in the specific instance and for the specific purpose for which made or given.

12.05. Confidentiality.

(a) To the extent the Purchaser receives an Information (as defined below), Purchaser agrees to maintain the confidentiality of such Information in accordance with its customary procedures for handling confidential information, except that Information may be disclosed by Purchaser: (i) to its Affiliates and to its and its Affiliates’ respective partners, equity holders, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in the same manner as provided herein); (ii) to the extent requested by any regulatory authority or self-regulatory authority purporting to have jurisdiction over it; (iii) to the extent required by Applicable Law or by any subpoena or similar legal process (provided that (A) if Information is to be disclosed pursuant to this clause (iii), Purchaser will, to the extent practicable, promptly notify Issuer thereof and cooperate with Issuer, to the extent legally permissible, if Issuer should seek to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Information, and (B) Purchaser shall be entitled to reimbursement from Issuer for all expenses incurred by it or any of its Affiliates, including the fees and expenses of counsel, in connection with any action taken pursuant to the proviso to this clause (iii)); (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or transferee of, or any prospective assignee or transferee of, any of its rights or obligations under this Agreement; (vii) with the consent of the applicable Credit Party; or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) is disclosed to any Purchaser or any of their respective Affiliates by a third party not apparently acting at the direction of any Credit Party; provided such Person does not have knowledge, after reasonable inquiry, that such third party is prohibited from disclosing such information or has wrongfully obtained it.

(b) For purposes of this Section, “Information” means all information received from the Credit Parties or any of their respective Subsidiaries relating to such Person or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to any Purchaser on a nonconfidential basis prior to disclosure by such Person.

(c) The Credit Parties hereby agree that they shall (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark any information or other materials delivered by a Credit Party pursuant hereto that contain any information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”.  The Credit Parties agree that by identifying such information or other materials as “PUBLIC” or including such information in SEC Reports, then the Purchaser shall be entitled to treat such information or other material as not containing any material non-public information for purposes of United States federal and state securities laws (“MNPI”).  The Credit Parties further represent, warrant, acknowledge and agree that the Transaction Documents, including the schedules and exhibits attached thereto following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Transaction Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties (including, notices of prepayment and routine notices required to maintain the security interests granted pursuant to the Transaction Documents).

12.06. Signatures; Counterparts.  Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.07. Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.08. GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

12.09. JURISDICTION; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO OR THE HOLDER OF THE NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION IN THE EVENT THAT A STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF NEW YORK DECLINES JURISDICTION.

(b) EACH PARTY HERETO AND EACH OF ITS SUBSIDIARIES, HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH PARTY HERETO AND EACH OF ITS SUBSIDIARIES (I) CERTIFIES THAT NEITHER THE OTHER PARTY HERETO NOR ITS REPRESENTATIVES OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

12.10. Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provisions of this Agreement with valid, legal and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provisions.

12.11. Entire Agreement.  This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12. Certain Expenses.  The Credit Parties will pay all reasonable expenses of the Purchaser (including fees, charges and disbursements of counsel) in connection with (i) any amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Transaction Documents or any documents relating thereto (including a response to a request by any Credit Party for the Purchaser’s consent to any action otherwise prohibited hereunder or thereunder), or consent to any departure from, the terms of any provision of this Agreement or such other documents, (ii) all efforts made to enforce payment of the Note, (iii) instituting, maintaining, preserving, enforcing and foreclosing on Purchaser’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Purchaser’s or the Purchaser’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, (iv) defending or prosecuting any actions or proceedings arising out of or relating to the Purchaser’s transactions with any Credit Party (provided, however, that any expenses paid under this clause (iv) shall be refunded to the Credit Parties to the extent that it is finally judicially determined that the subject matter in question under such action or proceeding resulted primarily from (A) the willful misconduct or gross negligence of Purchaser or (B) the breach by Purchaser of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document), or (v) any advice given to the Purchaser with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments.  Such payment will be made by the Credit Parties against receipt of reasonably detailed invoices therefor.

12.13. Publicity.  Except as may be required by Applicable Law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.  Notwithstanding the foregoing, the Purchaser or any Affiliate of the Purchaser may (i) disclose a general description of transactions arising under the Transaction Documents for advertising, marketing or other similar purposes, and (ii) use any Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes, and, in each case, may post such information on its website but, in each case, only after the Credit Parties have publicly disclosed the matter as may be required under Applicable Law.

12.14. Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, subject to Section 12.03(a) hereof, any post-closing assignment(s) by the Purchaser of a portion of the Securities to a Person not currently a party hereto.

12.15. No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.  No knowledge of, or investigation, including due diligence investigation, conducted by, or on behalf of, the Purchaser shall limit, modify or affect the representations set forth in Article 5 of this Agreement or the right of the Purchaser to rely thereon.

12.16. Joint and Several Liability.  All amounts funded by the Purchaser hereunder shall be deemed to be jointly funded to, or at the direction of, and received by, or at the direction of, the Credit Parties.  Each Credit Party jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all obligations to the Purchaser regardless of the manner or amount in which proceeds are used, allocated, shared, or disbursed by or among the Credit Parties themselves.  Each Credit Party shall be liable for all amounts due to the Purchaser under this Agreement and the Note, regardless of which Credit Party actually receives such funds.

12.17. Transfer of the Note.

(a) The term “Purchaser” as used herein shall include any transferee of the Note whose name has been recorded by the Issuer in the Note Register.  Each transferee of the Note acknowledges that the Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, and otherwise in accordance with Section 12.03(a) hereof.

(b) The Issuer shall maintain a register (the “Note Register”) in its principal offices for the purpose of registering the Note has and any transfer or partial transfer thereof, which register shall reflect and identify, at all times, the ownership of record of any interest in the Note has or any interest therein.  Upon the issuance of the Note, the Issuer shall record the name and address of the initial purchaser of the Note in the Note Register as the first Purchaser.  Upon surrender for registration of transfer or exchange of the Note at the principal offices of the Issuer, the Issuer shall, at its expense, execute and deliver one or more new Notes of like tenor and of denominations of at least $50,000 (except as may be necessary to reflect any principal amount not evenly divisible by $50,000) of a like aggregate principal amount, registered in the name of the Purchaser or a transferee or transferees.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by written instrument of transfer duly executed by the Purchaser of such Note or the Purchaser’s attorney duly authorized in writing.

(c) On receipt by the Issuer of an affidavit of an authorized representative of the Purchaser stating the circumstances of the loss, theft, destruction or mutilation of the Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Issuer, at its expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.  If required by the Issuer, the Purchaser must provide indemnity sufficient in the reasonable judgment of the Issuer to protect the Issuer from any loss which they may suffer if a lost, stolen or destroyed Note is replaced.

ARTICLE 13
TAXES, YIELD PROTECTION AND ILLEGALITY

13.01. Taxes.

(a) Any and all payments by or on account of any obligation of each Credit Party hereunder or under any other Transaction Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Credit Party shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions applicable to additional sums payable under this Section) Purchaser receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Without limiting the provisions of paragraph (a) above, each Credit Party shall timely pay any (i) Other Taxes to the relevant Governmental Authority in accordance with Applicable Law and (ii) costs relating to the preparation and filing of any Tax Returns relating thereto.

(c) Each Credit Party shall jointly and severally indemnify the Purchaser, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Credit Party, signed by an authorized person on behalf of Purchaser, shall be presumptive evidence of the matters set forth therein, absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Governmental Authority, such Credit Party shall deliver to Purchaser the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Purchaser.

(e) A Foreign Purchaser that is entitled to an exemption from or reduction of withholding Tax under the law of the United States, or any treaty to which such jurisdiction is a party, with respect to payments by a Credit Party under this Agreement or under any other Transaction Document shall deliver to such Credit Party, at the time or times reasonably requested by Issuer two original Internal Revenue Service Form W-8 (e.g., W-8 BEN, W-8 ECI), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, and related documentation certifying that such Foreign Purchaser is exempt from or entitled to a reduced rate of United States federal withholding tax on payments pursuant to this Agreement or any other Transaction Document.  In addition, the Purchaser, if requested by Issuer or the Purchaser, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Issuer or the Purchaser as will enable Issuer to determine whether or not the Purchaser is subject to backup withholding or information reporting requirements; provided, that the Issuer or the Purchaser, as applicable, agrees to maintain the confidentiality of any non-public information provided by the Purchaser in accordance with its customary procedures for handling confidential information and to not disclose such information except as required by Applicable Law, and provided, further, that should the Purchaser become subject to Indemnified Taxes because of its failure to deliver a form required hereunder, the Credit Parties shall take such steps as the Purchaser shall reasonably request to reasonably assist (consistent with its preexisting internal policies applied on a nondiscriminatory basis and legal and regulatory restrictions) the Purchaser to recover such Indemnified Taxes.

(f) The agreements in this Section shall survive the termination of this Agreement and payment of the Note and all other amounts payable hereunder, under the Note or under any other Transaction Document.

(g) No Purchaser shall be obligated to contest a Tax indemnified by a Credit Party under the Transaction Documents that is asserted in the name of the Purchaser nor will the Credit Parties be permitted to contest such a Tax, unless (i) in the judgment of the Purchaser, there is a reasonable basis for such contest and the contest and its resolution does not materially disadvantage the Purchaser, and (ii) the Credit Parties bear the expense of such contest.

(h) In the event that a Purchaser is entitled, on the effective date of any assignment and acceptance under this Agreement, to the benefits of a payment pursuant to subsection (a), (b) or (c) of this Section 13.01, the assignee of the Purchaser shall be entitled, without duplication, to the benefits of such payments (in addition to any future benefits of payment that may arise with respect to such assignee) that would have been available to the Purchaser had the Purchaser not entered into such assignment and acceptance with such assignee.

13.02. Certificates of Purchaser.  To the extent Purchaser claims reimbursement or compensation pursuant to this Article 13, Purchaser shall deliver to Issuer a certificate, signed by an authorized person on behalf of Purchaser, setting forth in reasonable detail the amount payable to the Purchaser hereunder and such certificate shall be presumptive evidence of the matters set forth therein, absent manifest error.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

TEL-INSTRUMENT ELECTRONICS CORP.

By:________________________________
Name:
Title:

[                ]

By:
Name:
Title:
_________________________________________
Read and Approved by: [                 ]

 [signature page to securities purchase agreement]

EXHIBIT A

FORM OF NOTE

EXHIBIT B

FORM OF WARRANT

EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF SECURITY AGREEMENT

EXHIBIT E

FORM OF INVESTOR RIGHTS AGREEMENT

EXHIBIT F

[Reserved]

EXHIBIT G

[RESERVED]

EXHIBIT H

FORM OF INTERCREDITOR AGREEMENT

EXHIBIT I

FORM OF SUBORDINATION AGREEMENT